Exhibit 10.29

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
OPTIMAL BLUE HOLDCO, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

Dated November 24, 2020

THE MEMBERSHIP INTERESTS AND UNITS ISSUED PURSUANT TO THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (COLLECTIVELY, THE “LLC INTERESTS”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THE LLC INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFER SET FORTH HEREIN.
THE LLC INTERESTS ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THIS AGREEMENT, AND IN CERTAIN CASES THE 2020 MANAGEMENT INCENTIVE PLAN OF THE COMPANY, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF THIS AGREEMENT SHALL BE PROMPTLY FURNISHED BY THE COMPANY TO A HOLDER OF ANY LLC INTERESTS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

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16.13 No Third Party Beneficiaries	67
16.14 Other Instruments and Acts	67
16.15 Construction	68
16.16 Waiver of Action for Partition	68
16.17 Relations with Members	68
16.18 Accounting Considerations	68

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Schedules
Schedule I – List of Members
Schedule II – Intercompany Agreements
Schedule III – Company Notes
Exhibits
Exhibit A – Notice
Exhibit B – Form of Joinder Agreement
Exhibit C – Company Incentive Plan

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
OPTIMAL BLUE HOLDCO, LLC
A DELAWARE LIMITED LIABILITY COMPANY
This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Optimal Blue Holdco, LLC, a Delaware limited liability company (the “Company”), is approved and delivered as of November 24, 2020, by the board of managers of the Company (the “Board”). THL Optimal Blue Blocker Corp., a Delaware corporation (“THL Holding Company”, and along with the direct or indirect owners of its equity securities, as applicable, “THL” or the “THL Holders”), Cannae Holdings, LLC, a Delaware limited liability company (“Cannae”), Black Knight Technologies, LLC, a Delaware limited liability company (“Parent”), each member of management who hereafter is granted Class B Units pursuant to the Company Incentive Plan and becomes a party hereto (each, a “Management Member”), and each other Person that is or may become listed on Schedule I hereto in accordance with the Agreement are sometimes referred to herein collectively as the “Members” and individually as a “Member.” Certain capitalized terms used herein are defined in Section 16.1.
Whereas, the Company was formed as a Delaware limited liability company under the name “Optimal Blue Holdco, LLC” effective as of September 3, 2020 by the filing of a Certificate of Formation with the Delaware Secretary of State;
Whereas, the Company initially adopted a limited liability company agreement dated as of September 3, 2020 (the “Original Agreement”);
Whereas, on July 26, 2020, Black Knight, Inc., a Delaware corporation (“Black Knight”), GTCR Fund XI/C LP, a Delaware limited partnership (“GTCR Fund XI/C”), GTCR/OB Blocker Corp., a Delaware corporation (“GTCR Blocker”), GTCR/OB Splitter LP, a Delaware limited partnership, OB Holdings I, LLC, a Delaware limited liability company (“OB Holdings” and, together with GTCR Fund XI/C, the “Sellers”), OB Acquisition, LLC, a Delaware limited liability company (“OB Acquisition”), and OB Holdings in its capacity as the Seller Representative, entered into that certain Equity Purchase Agreement (as it may be amended, modified or otherwise supplemented from time to time, the “Equity Purchase Agreement”), pursuant to which the Company and Black Knight Optimal Blue, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Blocker Purchaser”), as Black Knight’s permitted assignees under the Equity Purchase Agreement, will acquire from the Sellers all of the issued and outstanding equity in OB Acquisition and GTCR Blocker (such transaction, the “Transaction”);
Whereas, on July 26, 2020, Black Knight entered into those certain Forward Purchase Agreements with each of Cannae and THL (the “Forward Purchase Agreements”), pursuant to which each of Cannae and THL agreed to purchase Class A Units of the Company subject to the terms and conditions therein;

Whereas, on September 15, 2020, Parent (i) made (or caused to be made) a capital contribution and (ii) contributed (or caused to be contributed) all of the equity interests of Compass Analytics, LLC, a California limited liability company (“Compass”), to the Company in exchange for Class A Units, pursuant to that certain Contribution Agreement by and among Black Knight InfoServ, LLC, a Delaware limited liability company, Parent, the Company, Blocker Purchaser, OB Acquisition, Optimal Blue Holdings, LLC, a Delaware limited liability company, and Compass (the “Contribution Agreement”) subject to the terms and conditions therein;
Whereas, the Company wishes to grant Class B Units to certain members of management from time to time subject to the terms set forth herein, in the Company Incentive Plan and in the Award Agreements;
Whereas, in connection with the transactions contemplated by the Contribution Agreement, the Equity Purchase Agreement and the Forward Purchase Agreements, (i) the Company, (ii) THL Holding Company, (iii) Parent, (iv) Cannae and (v) Black Knight (solely for the purposes of Article VII, Article IX, Article XI and Article XVI thereof) entered into that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of September 15, 2020 (the “A&R LLC Agreement”);
Whereas, pursuant to Section 14.2(b) of the A&R LLC Agreement, the Board has the power to amend the A&R LLC Agreement to reflect changes of an inconsequential nature that do not adversely affect any Member in any respect; and
Whereas, on November 24, 2020, the Board approved this Agreement in its entirety as set forth herein to reflect changes of an inconsequential nature that do not adversely affect any Member in any respect.
Now, Therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

1.1    Representations and Warranties of the Company. The Company hereby represents and warrants to each Member that as of the date of this Agreement:
(a)    it is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action;

(b)    this Agreement has been duly and validly executed and delivered by it and (assuming the due execution hereof by the Members) constitutes a legal and binding obligation of the Company, enforceable against it in accordance with its terms; and
(c)    the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound.
1.2    Representations and Warranties of the Members. Each Member (as to himself, herself or itself only) represents and warrants to the Company and each other Member that, as of the time such Member becomes a party to this Agreement:
(a)    he or she is a natural person, or it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, or it is a limited partnership or a limited liability company duly formed, validly existing, and in good standing under the laws of its state of formation, as the case may be, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be;
(b)    this Agreement (or the separate joinder agreement, in the form attached hereto as Exhibit B, executed by such Member) has been duly and validly executed and delivered by such Member, and this Agreement (or such joinder, assuming the due execution hereof or thereof by the Company) constitutes a legal and binding obligation of such Member, enforceable against such Member in accordance with its terms; and
(c)    the execution, delivery and performance by such Member of this Agreement (or any joinder to this Agreement, if applicable, in the form attached hereto as Exhibit B) and the consummation by such Member of the transactions contemplated hereby (and thereby, if applicable) will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Member is subject, (ii) violate any order, judgment or decree applicable to such Member or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Member is a party or by which such Member is bound.
ARTICLE II
ORGANIZATION

2.1    Formation of Company. The Certificate has heretofore been duly filed with the Secretary of State of the State of Delaware. Upon the execution of this Agreement, each Manager shall be designated as an authorized person within the meaning of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
2.2    Name. The name of the Company is Optimal Blue Holdco, LLC. The Company Business shall be conducted under such name or under such other names as the Board may deem appropriate in compliance with applicable law.
2.3    Office; Agent for Service of Process. The address of the Company’s registered office in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. The Board may change the registered office and the registered agent of the Company from time to time. The Company shall maintain a principal place of business and office(s) at such place or places as the Board may from time to time designate.
2.4    Term. The term of the Company shall continue until the dissolution of the Company in accordance with the provisions of Article XV or as otherwise provided by law.
2.5    Purpose and Scope.
(a)    The purpose and business of the Company (the “Company Business”) is to engage in any lawful act or activity for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental thereto.
(b)    The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the Company Business and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Board pursuant to this Agreement, including pursuant to Section 2.6.
2.6    Authorized Acts. In furtherance of the Company Business, but subject to all other provisions of this Agreement, the Board, on behalf of the Company, is hereby authorized and empowered:
(a)    To do any and all things and perform any and all acts necessary or incidental to the Company Business and otherwise in accordance with law;
(b)    To enter into, and take any action under, any contract, agreement or other instrument as the Board shall determine to be necessary or desirable to further the objects and purposes of the Company, including contracts or agreements with any Member or prospective Member;
(c)    To open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(d)    To hire, for usual and customary payments and expenses, employees, consultants, brokers, attorneys, accountants and such other agents for the Company as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Company;
(e)    To incur expenses and other obligations on behalf of the Company in accordance with this Agreement, and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations;
(f)    To borrow money or guarantee any obligation, which borrowing or guarantee shall be on such terms as the Board shall determine;
(g)    To make loans to and investments in Subsidiaries or other Persons;
(h)    To merge or consolidate with or convert into another limited liability company (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or any other “business entity” (as defined in Section 18-209(a) of the Act), regardless of whether the Company is the survivor of such merger or consolidation;
(i)    To bring and defend actions and proceedings at law or in equity and before any governmental, administrative or other regulatory agency, body or commission;
(j)    To establish reserves in accordance with this Agreement or the Act for contingencies and for any other purpose of the Company;
(k)    To prepare and file all necessary returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Company, and withhold amounts with respect thereto from funds otherwise distributable to any Member;
(l)    To determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company; and
(m)    To act for and on behalf of the Company in all matters incidental to the foregoing.
2.7    Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company shall end on December 31st unless, for Federal income tax purposes, another Fiscal Year is required. The Company shall have the same Fiscal Year for United States Federal income tax purposes and for accounting purposes.
ARTICLE III
MEMBERS; CONTRIBUTIONS

3.1    Initial Capital Contributions. The Members have made initial Capital Contributions (the “Initial Capital Contributions”) as reflected in Schedule I hereto and in the capital accounts on the register of the Company, maintained by the Company in accordance with

Article VII hereof (the “Company Register”). The initial Capital Accounts of the Members shall be equal to the Initial Capital Contributions reflected on Schedule I hereto. Schedule I hereto shall be amended from time to time in accordance with Article XIV to reflect any additional Capital Contributions made by the Members.
3.2    Interest Payments. No interest shall be paid to any Member on any Capital Contributions. The value of all Capital Contributions shall be denominated in U.S. dollars.
3.3    Ownership and Issuance of Units.
(a)    (i)    The Company has issued units (the “Class A Units”) to each Class A Member in respect of the Class A Interest of such Member. Each Class A Member owns that number of Class A Units as appears next to its name on the Company Register.
(i)    The Company has issued units (the “Class B Units”) to each Class B Member in respect of the Class B Interest of such Member. Each Class B Member owns that number of Class B Units as appears next to its name on the Company Register.
(b)    The ownership of issued and outstanding Class A Units and Class B Units shall initially be set forth on Schedule I hereto, which schedule shall be amended from time to reflect any changes to the ownership of issued and outstanding Class A Units and Class B Units.
(c)    The Board may issue up to 100,000,000 Class A Units and 11,111,111 Class B Units shall be reserved for issuance in the future to employees and/or Managers of the Company and/or its Subsidiaries in accordance with Section 3.3(d) and the terms of this Agreement.
(d)    The Board shall have the authority to grant Class B Units to employees and/or Managers out of the number of Class B Units reserved for issuance to employees pursuant to Section 3.3(c) and to determine the terms and conditions of the Award Agreement to be executed by any such employee in connection with such grant (including terms and conditions relating to vesting, forfeiture, options to purchase and/or sell Class B Units upon termination of employment and purchase prices and terms of sale and purchase with respect thereto, and the like). The Class B Units issued under this Section 3.3(d) shall have a Hurdle Amount sufficient in the determination of the Board to cause such Class B Units to be properly treated as Profits Interests; provided, that the Class B Unit grant shall protect the Company and the Board from liability if any such Class B Units are not treated as Profits Interests for U.S. federal income tax purposes.
3.4    Vesting of Management Units; Profits Interests.
(a)    Each Management Member, Manager or Member, in each case, subject to such Person’s continued Employment on the applicable vesting date, shall vest in 100% of his or her Management Units on the third anniversary of such Management Member’s, Manager’s or Member’s grant date, provided, however, that each Management Member, Manager or Member shall vest in 100% of his or her Management Units immediately upon the consummation of a Sale of the Company.
(b)    The Company and each Member agree to treat each Member’s Class B Interest (such interest, a “Profits Interest”) as a separate “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. Notwithstanding anything to the contrary, distributions to each Class B Member (including any additional Class B Member, if any) pursuant to Section 5.3 shall be limited to the extent necessary so that the Profits Interest of such Class B Member qualifies as a “profits interest” under Rev. Proc. 93-27, and this Agreement shall be interpreted accordingly. In accordance with Rev. Proc. 2001-43, 2001-2 CB 191, the Company shall treat a Member holding a Class B Interest as the owner of such Interest from the date it is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to such Member allocating to such Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if it were fully vested. Each Class B Member agrees to take into account such distributive share in computing its federal income tax liability for the entire period during which it holds the Interest. The Company and each Member agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to a Class B Member, either at the time of grant of the Interest or at the time the Interest becomes substantially vested. The undertakings contained in this Section 3.4(b) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 3.4(b) shall apply regardless of whether or not the holder of a Class B Interest files an election pursuant to Section 83(b) of the Code.
(c)    Safe Harbor Election.
(i)    The Board is hereby authorized and directed to cause the Company to make an election (the “Safe Harbor Election”) to value any Class B Interests issued by the Company as compensation for services to the Company (collectively, “Compensatory Interests”), on the date of the issuance, at the liquidation value of such Compensatory Interests (i.e., a value equal to the amount that would be distributed under Section 5.3 with respect to such Compensatory Interests in a Hypothetical Liquidation occurring immediately after the issuance of such Compensatory Interests and assuming for purposes of such Hypothetical Liquidation that all assets of the Company are sold for their fair market values (as reasonably determined by the Board) instead of their values as reflected for capital account purposes), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Regulations Section 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The Board shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.
(ii)    Any such Safe Harbor Election shall be binding on the Company and on all of its Members with respect to all transfers of Compensatory Interests thereafter made by the Company while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Board as permitted by the Proposed Rules or any applicable rule.

(iii)    Each Member (including any person to whom a Compensatory Interest is transferred in connection with the performance of services), by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Compensatory Interests transferred while the Safe Harbor Election remains effective.
(iv)    The Board shall cause the Company to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of Compensatory Interests covered by such Safe Harbor Election.
(v)    The Board is hereby authorized and empowered, without further vote or action of the Members, to amend the Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively.
(vi)    Each Member agrees to cooperate with the Board to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Board.
3.5    Call Rights and Forfeiture.
(a)    (i)    When used in this Agreement, the term “Employment” or “Employed” refers to the employment of the Management Members, Managers or other service relationship with the Company or one of its Subsidiaries. Employment will be deemed to continue so long as the Management Member or a Manager is employed by, or otherwise is providing services to, the Company or its Subsidiaries in any capacity. If a Management Member’s or Manager’s Employment is with a Subsidiary and that entity ceases to be a Subsidiary, the Management Member’s or Manager’s Employment will be deemed to have terminated when the entity ceases to be a Subsidiary unless the Management Member or Manager transfers his or her Employment to the Company or one of its remaining Subsidiaries. For the avoidance of doubt, it is intended that the Employment status of the Management Member or Manager that is referred to in this Agreement will continue to refer to the Employment status of the original Management Member or Manager even if such Management Member’s or Manager’s Units have been transferred to another holder (a “Management Units Transferee”). Upon any Management Member or Manager ceasing to be Employed by the Company or one of its Subsidiaries (a “Terminated Employee”) for any reason (a “Termination Event”), subject to the provisions of Sections 3.5(a)(ii), 3.5(a)(iii) and 3.5(b), except as may be mutually agreed in writing between the Company and such Terminated Employee pursuant to the Terminated Employee’s Award Agreement, employment agreement or Manager service agreement or otherwise, the Company may, but shall not be required to, elect to purchase (or elect to have one or more designee(s) purchase, as provided in Section 3.5(a)(iii) below) and, if such option is exercised, such Terminated Employee or the Management Units Transferee shall sell to the Company (or the designee(s), if the Company so elects) all or any portion of the vested Management Units owned by such Management Member or such Manager or the Management Units Transferee (the “Termination Securities”) on the date of the occurrence of such Termination Event (the “Termination Date”) at a price per Termination Security equal to the Termination Price (as determined pursuant to Section 3.5(c) below) and in connection with such repurchase shall execute a general release in favor of the Company, its officers, employees, members of the Board and Members (which such release shall be in a form reasonably acceptable to the Company) and such Members’ respective Affiliates, equityholders, managers, partners, directors, officers and employees.
(ii)    Except as provided for in an employment, Award Agreement or Manager service agreement, upon the termination of Employment of any Management Member with the Company or any of its Subsidiaries for any reason including death or disability, all unvested Management Units held by such Management Member or the Management Units Transferee shall be immediately and automatically cancelled and forfeited for no consideration.
(iii)    The Company may exercise its right to purchase the Termination Securities pursuant to this Section 3.5 at any time after the Termination Date, provided, that the Calculation Date and the date of closing of such purchase shall not occur earlier than the date that is six (6) months and one (1) day after the date the Termination Securities became vested, unless the Company determines that such delay is not necessary for the award pursuant to which such Class B Units were granted to be classified as an equity award under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (or any applicable successor standards). If the Company chooses to exercise its right to purchase any Termination Security pursuant to this Section 3.5, it shall choose the Calculation Date and date of closing of such purchase and shall notify the Terminated Employee in writing at least thirty (30) days before the date of closing of the purchase. The Company shall have the option to assign its right to purchase all or any portion of the Termination Securities under this Section 3.5 to the Class A Members, pro rata (provided that if one or more Class A Members elects not to purchase any Termination Securities, the other Class A Members shall have the right to purchase such Termination Securities pro rata), and such Class A Members may exercise the Company’s rights under this Section 3.5 in the same manner in which the Company could exercise such rights.
(b)    The closing of the purchase by the Company of Termination Securities pursuant to Section 3.5(a) shall take place at the principal office of the Company on the date chosen by the Company, which date shall in no event be more than thirty (30) days after determination of the Termination Price. If such date is not a business day, such purchase shall occur on the next succeeding business day. At such closing, (i) the Company shall pay the Terminated Employee or the Management Units Transferee the aggregate Termination Price and (ii) the Terminated Employee or the Management Units Transferee shall transfer the Termination Securities to the Company, free and clear of any lien or encumbrance, with any documentation reasonably requested by the Company to evidence such transfer, which documentation shall require the Terminated Employee or the Management Units Transferee to make the representations and warranties in the immediately succeeding sentence. If the Terminated Employee or the Management Units Transferee fails to execute and deliver all documentation required by the Company on the scheduled closing date of such repurchase, the Company may elect to defer such closing or deposit the consideration representing the Termination Price with a bank or financial institution as escrow holder pending delivery of such documentation. In the event of the foregoing election to deposit the Termination Price into escrow, (i) such Management Units shall be deemed for all purposes to have been transferred to the purchasers thereof on the date such deposit is made; (ii) to the extent that such Management Units are evidenced by certificates, such certificates shall be deemed canceled and the Company shall issue new certificates in the name of the purchaser(s) thereof; (iii) the Company shall make an appropriate notation in its records to reflect the transfer of such Management Units to the purchaser(s) thereof; and (iv) the Person obligated to sell such Management Units shall merely be a creditor with respect to such Management Units with the right only to receive payment of the Termination Price, without interest, from the escrow funds. If, following the one year anniversary of the scheduled closing date for the purchase of such Termination Securities, the proceeds of sale have not been claimed by the Terminated Employee or the Management Units Transferee, the escrow deposit (and any interest earned thereon) shall, subject to the application of any applicable escheat laws, be returned to the Person originally depositing the same, and the Transferors whose Management Units were so purchased shall look solely to the purchaser(s) thereof for payment of the purchase price (subject to reduction for any payments made pursuant to any applicable escheat laws). The transfer of the Termination Securities and acceptance of the aggregate Termination Price by any Person selling such Termination Securities pursuant to this Section 3.5 shall be deemed accompanied with a representation and warranty by such Person that: (1) such Person has full right, title and interest in and to such Termination Securities; (2) such Person has all necessary power and authority and has taken all necessary action to sell such Termination Securities as contemplated hereby; (3) such Termination Securities are free and clear of any and all liens or encumbrances; and (4) there is no adverse claim with respect to such Termination Securities.
(c)    For purposes of this Section 3.5, unless otherwise provided in an Award Agreement, the “Termination Price” shall be an amount per Termination Security equal to the Fair Market Value of such Termination Security as of the Calculation Date.
(d)    The Company shall pay the Termination Price in lump-sum cash, by wire transfer or by check; provided, however, if (i) such cash payment would result in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries, or (ii) after giving effect thereto such payment would result in a default of a financing covenant, then such payment shall be made by delivery of an unsecured promissory note (the “Note”) bearing interest at the Prime Rate and payable in two equal installments, plus interest, on the first and second anniversaries of the date of repurchase; provided, that the Note is subject to mandatory prepayment in full upon a Sale of the Company; provided, further, that at such times as any payment under the Note is prohibited under any credit agreement or bond indenture that applies to the Company, no such payment shall be made, and any such payment shall accrue and shall be paid promptly following the date and time that such prohibition no longer exists.

3.6    Voting Rights. Except as otherwise provided in the Act or as otherwise provided herein, Members holding Class A Units shall be entitled to one vote or consent right in respect of each Class A Unit with respect to any matters of the Company on which the holders of Class A Units are entitled to vote. Any action required or permitted to be taken by a vote of the Class A Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by at least the Class A Members whose consent or authorization would have been required in order to take action with respect to such consent or authorization at a meeting. Notwithstanding any other provision of this Agreement, Members holding Class B Units shall have no right to vote or consent on any matter under this Agreement or the Act, including the merger, consolidation, conversion or dissolution of the Company.
3.7    Withdrawals. Except as explicitly provided elsewhere herein, no Member shall have any right to (a) withdraw as a Member from the Company, (b) withdraw from the Company all or any part of such Member’s Capital Contributions, (c) receive property other than cash in return for such Member’s Capital Contributions or (d) receive any distribution from the Company, except in accordance with Article V and Article IX.
3.8    Liability of the Members Generally. Except as explicitly provided elsewhere herein or in the Act, no Member shall be liable for any debts, liabilities, contracts or obligations of the Company whatsoever. Each of the Members acknowledges that its Capital Contributions are subject to the claims of any and all creditors of the Company to the extent provided by the Act and other applicable law.
3.9    Capital Accounts. There shall be established and maintained for each Member a separate capital account (“Capital Account”). There shall be added to the Capital Account of each Member (a) such Member’s Capital Contributions, (b) such Member’s distributive share of Net Income and any item in the nature of income or gain that is specially allocated to the Member pursuant to Section 6.3, and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. There shall be subtracted from the Capital Account of each Member (a) the amount of any money, and the Gross Asset Value of any other property, distributed to such Member, (b) such Member’s distributive share of Net Loss and any item in the nature of loss or expense that is specially allocated to such Member pursuant to Section 6.3, and (c) to the extent not duplicative of any liabilities calculated pursuant to the definition of “Capital Contribution”, the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company. The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any liability for purposes of this Section 3.9, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. In the event of a Transfer in accordance with Article VIII, the transferee shall succeed to the Capital Account of the Transferor to the extent that it relates to the transferred interest.

ARTICLE IV
MANAGEMENT

4.1    Management and Control of the Company.
(a)    The Members have established the Company as a “managers-managed” limited liability company and have designated a to manage the Company and its business and affairs. The Board shall consist of no more than nine (9) individuals. Each of the individuals appointed to the Board is referred to herein as a “Manager.” The Managers shall be designated, in each case subject to the provisions of subparagraph (b) below, as follows:
(i)    one (1) Manager designated by Cannae (each, a “Cannae Manager”), who shall initially be David Ducommun, and who shall be such Manager so long as such individual has not duly resigned or been removed as a Manager in accordance with this Agreement and is an officer of Cannae or a managing director of Trasimene Capital Management, LLC (or equivalent or higher ranking employee of Cannae or its Affiliates), provided that any Manager replacing any initial Cannae Manager shall always be an individual designated by Cannae who is at least an officer of Cannae (or equivalent or higher ranking employee of Cannae);
(ii)    two (2) Managers designated by THL (each, a “THL Manager”), who shall initially be Thomas Hagerty and Ganesh Rao, and who shall be such Manager so long as such individual has not duly resigned or been removed as a Manager in accordance with this Agreement and is a principal of THL or its Affiliates (or equivalent or higher ranking employee of THL or its Affiliates), provided that any Manager replacing any initial THL Manager shall always be an individual designated by THL who is a principal of THL (or equivalent or higher ranking employee of THL);
(iii)    no less than three (3) nor more than six (6) Managers designated by Parent (each, a “Parent Manager” and together, the “Parent Managers”), who shall be named by Parent following execution of this Agreement; provided that, it is acknowledged that any number of the Manager seats to be filled by the Parent at any time may remain vacant until such time as the Parent elects to fill such seats; and
(iv)    any additional Managers designated as mutually agreed upon by the Parent Managers, the Cannae Manager and the THL Manager; provided that, for the avoidance of doubt, the consent of at least one Cannae Manager and at least one THL Manager shall be required for the appointment of any such additional Manager; and provided further that, it is acknowledged that any number of Manager seats to be filled by mutual agreement at any time may remain vacant until such time as the Managers mutually agree to fill such seats.
(b)    If at any time Cannae ceases to own at least 33% of the Class A Units held by it as of the date hereof (subject to adjustment for Unit splits, combinations and similar events), the number of Managers Cannae is entitled to designate shall be decreased to zero, and the ability of Cannae to consent to any increases pursuant to Section 4.1(a)(iii) shall terminate and any determinations shall be made solely by Parent. In the event any such decrease results in an undesignated Board seat, the remaining Managers may designate, by majority vote, a successor Manager to fill the vacancy created thereby or decrease the size of the Board by such seats.
(c)    If at any time THL ceases to own at least 33% of the Class A Units held by it as of the date hereof (subject to adjustment for Unit splits, combinations and similar events), the number of Managers THL is entitled to designate shall be decreased to zero, and the ability of THL to consent to any increases pursuant to Section 4.1(a)(iii) shall terminate and any determinations shall be made solely by Parent. In the event any such decrease results in an undesignated Board seat, the remaining Managers may designate, by majority vote, a successor Manager to fill the vacancy created thereby or decrease the size of the Board by such seats.
(d)    The chairman of the Board (the “Chairman”) shall be elected by a majority vote of the Board; provided, however, that a Parent Manager, as designated by Parent, shall serve as the initial Chairman. The vice-chairman of the Board (the “Vice Chairman”) shall be elected by a majority vote of the Board; provided, however, that a Parent Manager (distinct from the Chairman), as designated by Parent, shall serve as the initial Vice Chairman. If the Chairman is absent at any meeting of the Board, a majority of the Managers present shall designate another Manager to serve as interim chairman for that meeting.
(e)    The Board shall hold no less than one (1) meeting per fiscal quarter, unless determined otherwise by the Board. At each meeting of the Board or any Committee at which a Quorum is present, (i) the Parent Managers shall be entitled to six (6) votes in the aggregate, divided evenly among the number of Parent Managers currently serving on the Board, (ii) each Cannae Manager shall be entitled to two (2) votes, and (iii) each THL Manager shall be entitled to one (1) vote, on each matter to be voted on at such meeting. Regular meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board and may be held without notice. Special meetings of the Board may be called by the Chairman or by the holders of at least 10% of all of the issued and outstanding Class A Units, or shall be called by the Secretary on the written request (email being sufficient) of at least two Managers. Written notice (email being sufficient) specifying the time and place of any special meeting shall be given to each Manager at least three (3) days before the date of such special meeting. Such notice may, but need not, specify the purpose or purposes of the special meeting.
(f)    Each Manager shall hold office until a successor has been designated, or until such Person’s earlier death, resignation or removal. If at any time any Manager ceases to serve on the Board (whether due to resignation, removal or otherwise), the applicable Member or Members shall designate a successor to fill the vacancy created thereby on the terms and subject to the conditions of paragraphs (a) and (b) above. Each Member agrees to vote, or cause to be voted, all voting Units of the Company over which such Member has the power to vote or direct the voting, and shall take all such other actions as shall be necessary or desirable to cause the designated successor be elected to fill such vacancy.
(g)    Nothing in this Agreement shall be construed to impair any rights that the Members of the Company may have to remove any Manager for cause under applicable law or this Agreement, as the case may be. No such removal of an individual designated pursuant to this Section 4.1 for cause shall affect any of the Members’ rights to designate a different individual pursuant to this Section 4.1 to fill the position from which such individual was removed.
(h)    Each Manager and any authorized Board observer shall be entitled to reimbursement from the Company for his or her reasonable out-of-pocket expenses (including air travel charged at no more than charter equivalent rates) incurred in attending any Board meeting.
(i)    For so long as a Member has any designees on the Board, the Company shall maintain directors’ and officers’ liability insurance policies for Managers, directors and officers of Parent and its Subsidiaries (including the Company), with carriers that are “A rated” or better and with limits of at least $100.0 million of “Side A”, “Side B” and “Side C” coverage (the “ABC Coverage”), plus an additional $20.0 million of “Side A” coverage. In the event that a material claim or a series of claims are made during a term of coverage under such policies, such that it is reasonable to anticipate that less than $50 million of coverage would remain under such policies once the claim or claims are resolved, the Board may require and the Company agrees to purchase additional ABC Coverage such that there is a minimum of $50 million of ABC Coverage available to Managers, directors and officers of the Parent and its Subsidiaries during the term. The Company shall indemnify the Managers designated by the Members, as applicable, in accordance with this Agreement and each indemnification agreement entered into by the Company and such Manager.
(j)    The Board may establish any committees of the Board as the Board shall approve (each, a “Committee”), with such authority as the Board shall so determine from time to time.
(k)    To the fullest extent permitted by the Act, the Board and its duly authorized committees shall have the exclusive right to manage and control the Company, and except as required by any provisions herein requiring the approval of the Members, the Members shall not have any voting or consent rights with respect to the actions of the Board or the Company. Except as otherwise specifically provided herein, the Board shall have the right to perform all actions necessary, convenient or incidental to the accomplishment of the purposes and authorized acts of the Company, as specified in Sections 2.5 and 2.6, and each Manager shall possess and may enjoy and exercise all of the rights and powers of a “manager” as provided in and under the Act; and each Manager shall be a “manager” for purposes of the Act; provided, however, that no individual Manager shall have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing.
(l)    Unless expressly provided to the contrary in this Agreement, any action, consent, approval, election, decision or determination to be made by the Board under or in connection with this Agreement (including any act by the Board within its “discretion” under this Agreement and the execution and delivery of any documents or agreements on behalf of the Company) shall be in the sole and absolute discretion of the Board.

(m)    Subject to Section 4.2, the Board, or any committee designated by the Board, may also take action without any meeting of the members of the Board by unanimous written consent of all of the members of the Board or all the members of such committee setting forth the action to be approved. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware.
(n)    Each Member hereby consents to the exercise by the Board of the powers conferred upon the Board by the Act and this Agreement with respect to the management and control of the Company. The Members shall not have any authority or right, in their capacities as Members of the Company, to act for or bind the Company.
(o)    The Secretary shall keep regular minutes of the Board and all committee’s proceedings. The minutes shall be placed in the minute book of the Company.
(p)    Unless otherwise restricted by this Agreement, the Members, the Board, or the members of any Committee of the Board may participate in and hold a meeting of such Members, Board, or Committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
4.2    Member Consent Required for Action.
The following actions by the Company or any of its Subsidiaries shall require the prior written consent of Parent, Cannae and THL (in the case of Cannae and THL, if and for so long as each of Cannae and THL, as applicable, holds at least fifteen percent (15%) of its initial equity investment in the Company); provided, that the Members acknowledge and agree that (i) this Section 4.2 shall cease to have any effect upon the occurrence of a Significant Transaction, (ii) Section 4.2(d) shall only apply to Cannae and (iii) Section 4.2(e) shall only apply to THL:
(a)    amendments to, modifications to, or waivers of the certificate of formation or limited liability company agreement of the Company or to the comparable organizational documents of any of its Subsidiaries (i) if such amendment, modification or waiver would alter or change any rights specifically granted to Parent, Cannae or THL thereunder, (ii) that disproportionately and adversely affects the respective rights of Parent, Cannae or THL, as compared to the rights of the other Members, as applicable or (iii) which adversely affect the indemnification or exculpation of any Manager of the Company; provided that the Company shall consult with Cannae and THL, as applicable, before any amendments, modifications or waivers of the certificate of formation or limited liability company agreement of the Company or to the comparable organizational documents of any of its Subsidiaries take effect;
(b)    entering into any contract or transaction, other than an Exempted Arrangement, which involves payments by any party of more than $1,500,000 annually in the aggregate, between any Member or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand (excluding any pre-payments (as approved by the Board) of amounts due under any Company Note from time to time using excess cash of the Company);
(c)    any (A) commencement of a case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (B) making of a general assignment for the benefit of its creditors;
(d)    any (A) Sale of the Company or (B) liquidation, dissolution or similar proceeding with respect to the Company, in each case, solely to the extent that the Cannae Threshold Multiple of Investor Capital, assuming consummation of such transaction, would be less than 2.0; or
(e)    any (A) Sale of the Company or (B) liquidation, dissolution or similar proceeding with respect to the Company, in each case, solely to the extent that the THL Threshold Multiple of Investor Capital, assuming consummation of such transaction, would be less than 2.0.
4.3    Selection Criteria. In the event that the Board determines to appoint a new Chief Executive Officer, Chief Financial Officer or Chief Operating Officer (or equivalent position) at any time or times, the Company shall select persons for such positions who meet criteria agreed to in advance by the Board in consultation with Cannae and THL.
4.4    Certain Rights. Each of the Company and Parent agree that Cannae and the THL Holders shall have the right to enforce on behalf of the Company all of the Company’s rights under any agreement to which both of the Company (or any Subsidiary of the Company) and Parent (or any Affiliate of Parent, other than the Company and its Subsidiaries) are parties (regardless of whether there are any other parties thereto).
4.5    Indemnification.
(a)    Actions other than by or in the Right of the Company. The Company shall indemnify any person who was or is a witness or a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a Manager, officer, Partnership Representative, “designated individual,” employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, Partnership Representative, “designated individual,” or employee of another limited liability company, corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan (including the heirs, executors, administrators or estate of such Person), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if (other than in situations where such person is a witness only) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
(b)    Actions by or in the Right of the Company. The Company shall indemnify any person who was or is a witness, a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a Manager, Partnership Representative, “designated individual,” or officer of the Company, or is or was serving at the request of the Company as a manager, director, Partnership Representative, “designated individual,” or officer of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action or suit (in the case where such person is a witness only) or the defense or settlement of such action or suit if (other than in the case where such person is a witness only) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.
(c)    Success on the Merits. To the extent that any person described in subclause (a) or (b) of this Section 4.5 has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
(d)    Specific Authorization. Any indemnification under subclause (a) or (b) of this Section 4.5 (unless ordered by a court or subject to subclause (c) of this Section 4.5) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by the Board by a majority vote of a Quorum consisting of Managers who were not parties to such action, suit or proceeding, or (2) if such a Quorum is not obtainable, or, even if obtainable, a Quorum of disinterested Managers so directs, by independent legal counsel in a written opinion, or (3) by the Members of the Company.

(e)    Advance Payment. Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person described in said Sections to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Company as authorized in this Section 4.5.
(f)    Non-Exclusivity; Primacy of Indemnification by the Company. The indemnification and advancement of expenses provided by, or granted pursuant to, the other provisions of this Section 4.5 shall not be deemed exclusive of any other rights to which those persons provided indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of Members or disinterested Managers or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, it is acknowledged that certain persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Members of the Company or one or more of the affiliates of such Members of the Company other than the Company and its Subsidiaries (any of such entities, together with their affiliates (other than the Company and its Subsidiaries), the “Member Sponsors”) as an employee of any of such entities (or their respective payroll companies) or pursuant to separate written agreements, which the Company and the Member Sponsors intend to be secondary to the primary obligation of the Company to provide indemnification as provided herein. If any Member Sponsor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement or arrangement (whether pursuant to contract, by-laws or charter) to a person indemnifiable hereunder, then (i) the applicable Member Sponsor entity shall be fully subrogated to all of such person’s rights with respect to such payment and (ii) the Company shall indemnify, reimburse and hold harmless the applicable Member Sponsor entity for the payments actually made. The Member Sponsors shall be third-party beneficiaries of this Section 4.5, having the rights to enforce this Section 4.5.
(g)    Insurance. The Board may authorize the Company to purchase and maintain insurance on behalf of any person who is or was a Manager or officer of the Company, or is or was serving at the request of the Company as a manager, director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Section 4.5.
(h)    Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 4.5 shall continue as to a person who has ceased to be a Manager, director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(i)    Severability. If any word, clause or provision of this Section 4.5 or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

(j)    Intent of Article. The intent of this Section 4.5 is to provide for indemnification and advancement of expenses to the fullest extent permitted by applicable law. To the extent that such law or any successor section may be amended or supplemented from time to time, this Section 4.5 shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.
4.6    Expense Sharing. The Company shall reimburse all reasonable, out-of-pocket expenses of Black Knight, Parent, THL and Cannae incurred in conducting diligence, the negotiation, execution and delivery and performance of this Agreement, the Equity Purchase Agreement and otherwise in connection with the Transaction including, without limitation, financing fees, filing fees, Transaction Fees, and any fees and expenses of consultants, underwriters, lawyers, tax and accounting advisors, but not financial advisors (other than financial advisors being paid a Transaction Fee) (collectively, the “Transaction Expenses”). In addition, each of Parent, THL and Cannae agrees to bear its pro rata share, in accordance with their respective Percentage Interest, of the cost of the interest incurred (whether accrued or paid) by Black Knight InfoServ, LLC in connection with the 3.625% Senior Notes Due September 1, 2028 from August 26, 2020 through, but not including, the date of Closing. If the Company agrees to pay Parent, Cannae or THL any management advisory fees, such fees shall be paid pro rata to each of Parent, Cannae and THL in proportion to their Percentage Interest; provided, however, that any fees paid for the provision of “Corporate Services” under the intercompany agreement listed on Schedule II hereto shall not be considered management advisory fees for purposes of this Section 4.6.
ARTICLE V
DISTRIBUTIONS

5.1    Distributions Generally. The Members shall be entitled to receive (a) Regular Distributions when and as determined by the Board, out of funds of the Company legally available therefor, net of any Reserves, payable on such payment dates to Members on such record date as shall be determined by the Board, and (b) Tax Distributions as set forth in Section 5.3. All determinations made pursuant to this Article V shall be made by the Board in its sole discretion. To the extent that the Board determines that any distributions shall be made to the Members, such distributions shall be made in accordance with the provisions of this Article V.
5.2    Regular Distributions. Subject to Section 3.4(b), Regular Distributions shall be made,
(a)    first, to the Class A Members, pro rata in accordance with their respective Unreturned Capital Contributions, until the amount of each Class A Member’s Unreturned Capital Contributions have been reduced to zero; and
(b)    thereafter, 100% to the Class A Members and Class B Members in respect of their vested Class B Units, pro rata, in accordance with their respective number of outstanding Class A Units and vested Class B Units.

Notwithstanding the foregoing, no holder of a Class B Unit issued after the date hereof shall be entitled to receive any distributions (other than Tax Distributions) with respect to such Class B Unit unless and until the aggregate amount of distributions made after the issuance of such Class B Unit to the Members in respect of their Units outstanding at the time of the issuance of such Class B Unit equals the Hurdle Amount with respect to such Class B Unit.
For purposes of determining the amount of distributions under this Section 5.2, each Member holding a Unit shall be treated as having received any amounts received by any prior Member holding such Unit in connection with any prior distributions made under this Section 5.2.
5.3    Tax Distributions. Notwithstanding the foregoing distribution provisions of this Article V, (i) each Corporate Member shall be entitled to a Tax Distribution equal to the Corporate Tax Rate multiplied by the cumulative taxable income allocated to the Member for all previous years pursuant to this Agreement plus an estimate for current year to date taxable income (after taking into account cumulative taxable losses allocated to the Member), taking into account capital losses only when, on a standalone basis, they can be deducted against capital gains allocated to the Member under this Agreement, and reduced by prior Tax Distributions and (ii) each Non-Corporate Member shall be entitled to a Tax Distribution equal to the Non-Corporate Tax Rate multiplied by the cumulative taxable income allocated to the Member for all previous years pursuant to this Agreement plus an estimate for current year to date taxable income (after taking into account cumulative taxable losses allocated to the Member), taking into account capital losses only when, on a standalone basis, they can be deducted against capital gains allocated to the Member under this Agreement, and reduced by prior Tax Distributions. Tax Distributions shall be made subject to restrictions under the financing arrangements of the Company and its Subsidiaries and shall be made as a priority distribution under this Article V and not as an advance against distributions under Section 5.2. Tax Distributions will be timed in such a manner as to provide the direct or indirect holders of Units with such distributions prior to the due date for their respective estimated tax and actual tax payment obligations.
5.4    Distributions of Securities. Other than with respect to Tax Distributions pursuant to Section 5.3, which shall be paid in cash, the Board is authorized, in its sole discretion, to make distributions to the Members in the form of Securities or other property received or otherwise held by the Company; provided, however, that, in the event of any such non-cash distribution, such Securities or other property shall be valued at the fair market value thereof (as reasonably determined by the Board) and shall be distributed to the Members in the same proportion that cash received upon the sale of such Securities or other property at such fair market value would have been distributed pursuant to Sections 5.2 or 5.3.
5.5    Restricted Distributions. Notwithstanding anything to the contrary contained herein, the Company, and the Board on behalf of the Company, shall not make a distribution to any Member if such distribution would violate the Act or other applicable law.
5.6    Withholding Tax Payments and Obligations. In the event that withholding taxes are paid or required to be paid in respect of amounts distributed, or distributive share allocated, by the Company, such payments or obligations shall be treated as follows:

(a)    Payments by the Company. The Company is authorized to withhold from any payment made to, or any distributive share of, a Member, any taxes required by law to be withheld, and in such event, such taxes shall be treated as if an amount equal to such withheld taxes had been paid to the Member rather than paid over to the taxing authority.
(b)    Over-withholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Member’s interest in the Company, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. Any refunds of withheld taxes received by the Company shall be allocated and distributed in the manner, as reasonably determined by the Board, that will as closely as practicable put the Members in the position that they would have been in had the Company not withheld such refunded tax.
(c)    Certain Withheld Taxes Treated as Demand Loans. Any taxes withheld pursuant to Section 5.6(a) shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the lesser of (a) the Prime Rate per annum, and (b) the highest rate per annum permitted by law. The Board may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.
(d)    Indemnity. In the event that the Company, or the Board or any Affiliate thereof, becomes liable as a result of a failure to withhold and remit taxes in respect of any Member, then such Member (or, if applicable, former Member) shall indemnify and hold harmless the Company, or the Board, as the case may be, in respect of all taxes, including interest and penalties, and any reasonable expenses incurred in any examination, determination, resolution and payment of such liability. The provisions contained in this Section 5.6(d) shall survive the termination of the Company and the withdrawal of any Member.
ARTICLE VI
ALLOCATIONS

6.1    General Application. Except as explicitly provided elsewhere herein, the items of income, gain, loss or deduction of the Company comprising Net Income or Net Loss for a Fiscal Year shall be allocated among the Persons who were Members during such Fiscal Year in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Member pursuant to Article XV if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Company liabilities were satisfied (limited in the case of each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 15.3(c)(ii) to the Members immediately after making such allocations, minus (b) such Member’s share of Company Minimum Gain, Member Nonrecourse Debt Minimum Gain and

the amount such Member would be obligated to contribute to the capital of the Company, computed immediately prior to the hypothetical sale of the assets.
6.2    Loss Limitation. Notwithstanding anything to the contrary in Section 6.1 but subject to the last sentence of this Section 6.2, the amount of items of Company expense and loss allocated pursuant to Section 6.1 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 6.2 shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit pro rata in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit,” until no Member would be entitled to any further allocation, and thereafter to the Members in a manner determined in good faith by the Board taking into account the relative economic interests of the Members of the Company.
6.3    Special Allocations. The following special allocations shall be made in the following order and immediately prior to the general allocations of Section 6.1:
(a)    Minimum Gain Chargeback. In the event that there is a net decrease during a Fiscal Year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article VI, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2.
(b)    Qualified Income Offset. Notwithstanding any other provision of this Article VI, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3), provided that any allocation under this Section 6.3(b) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VI have been tentatively made as if this Section 6.3(b) were not in this Agreement.
(c)    Deficit Capital Accounts Generally. In the event that a Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is then obligated to restore pursuant to this Agreement, and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Member shall be specially allocated items of Company income and gain in an amount of such excess as quickly as possible, provided that any allocation under this Section 6.3(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VI have been tentatively made as if Section 6.3(b) and this Section 6.3(c) were not in this Agreement.
(d)    Deductions Attributable to Member Nonrecourse Debt. Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Regulations Section 1.752-2) for such Member Nonrecourse Debt.
(e)    Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated to the Members in a manner determined in good faith by the Board taking into account the relative economic interests of the Members of the Company.
(f)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Regulations Section 1.704-1(b)(2)(iv)(m).
(g)    Regulatory Allocations. The allocations set forth in Sections 6.2, 6.3(b) and 6.3(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations will be offset with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after the offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 6.1. In exercising its discretion pursuant to this Section 6.3(g), the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.
6.4    Transfer of Interest. In the event of a transfer of all or part of an LLC Interest (in accordance with the provisions of this Agreement) or the admission of a new Member (in accordance with the provisions of this Agreement) the Company’s taxable year shall close with respect to the transferring Member, and such Member’s distributive share of all items of profits, losses and any other items of income, gain, loss or deduction shall be determined using the interim closing of the books method under Section 706 of the Code and Regulations Section 1.706-1(c)(2)(i) unless the Board determines that there would be no substantial difference between the results under closing of the books and a pro rata method as described in Regulations Section 1.706-4(d). Except as otherwise provided in this Section 6.4, in all other cases in which it is necessary to determine the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Section 706 of the Code and the Regulations thereunder.

6.5    Tax Allocations.
(a)    Section 704(b) Allocations.
(i)    Except as provided in Section 6.5(b) below, each item of income, gain, loss, deduction or credit for U.S. federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 6.3 (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item.
(ii)    (A)    If the Company recognizes Depreciation Recapture in respect of the sale of any Company asset,
(1)    the portion of the gain on such sale which is allocated to a Member pursuant to Section 6.1 or Section 6.3 shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1, and
(2)    if, for U.S. federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 6.5(a)(ii)(A)(1) shall be comprised of a proportionate share of both such types of gain.
(B)    For purposes of this Section 6.5(a)(ii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for U.S. federal income tax purposes, (1) is treated as ordinary income under Section 1245 of the Code, (2) is treated as ordinary income under Section 1250 of the Code, or (3) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.
(b)    Section 704(c) Allocations. In the event that any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to clause (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made using the traditional method provided for in Regulations Section 1.704-3(b).
(c)    Credits. All tax credits shall be allocated among the Members as determined by the Board in its reasonable discretion, consistent with applicable law.
(d)    Capital Accounts. The tax allocations made pursuant to this Section 6.5 shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

ARTICLE VII
ACCOUNTING AND TAX MATTERS

7.1    Tax Returns. The Board, at the expense of the Company, shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Board will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, information with respect to the Company as may be necessary for the preparation of such Person’s Federal, state and local income tax returns for such Fiscal Year. The Company shall (i) use commercially reasonable efforts to provide THL and Cannae an estimated IRS Schedule K-1 within sixty (60) days and a final IRS Schedule K-1 within 120 days after each Fiscal Year end, and (ii) provide any additional tax information reasonably requested by THL or Cannae for the purpose of filing tax returns or reports or providing tax information to its underlying owners.
7.2    Tax Controversies. Black Knight is hereby designated the “Partnership Representative” and shall serve as the partnership representative (as defined in Section 6223 of the Code) and any similar role under any similar state or local law and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings; provided, however, that at all times the Partnership Representative shall serve in such capacity under the oversight, and at the direction, of the Board. The Partnership Representative shall have the authority to designate from time to time a “designated individual” to act on behalf of the Partnership Representative, and such designated individual shall be subject to replacement by the Partnership Representative. Each Member agrees that any action taken by the Partnership Representative in connection with audits of the Company shall be binding upon such Members and each such Member further agrees that such Member shall not treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s return and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative in its sole discretion. The Company shall, at the Company’s expense, make its employees and outside tax professionals available to Black Knight as reasonably requested by Black Knight to assist and advise Black Knight in connection with its duties as the Partnership Representative. To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Partnership Representative shall (a) inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes, (b) furnish a copy of each notice or other communication received by the Partnership Representative from the IRS to each Member, except such notices or communications as are sent directly to such Member by the IRS and (c) reasonably consult with Cannae and THL on its approach to any such proceedings. If Black Knight ceases to be the Partnership Representative for any reason, the Class A Members, by a vote of a Majority in Interest of the Class A Members, shall appoint a new Partnership Representative. The Partnership Representative may resign at any time. The Company shall reimburse the Partnership Representative for any expenses that the Partnership Representative incurs in connection with its obligations as the Partnership Representative. In the event that the Company is liable for Federal income taxes, including interest and penalties thereon, pursuant to Section 6225 of the Code (and/or any successor provisions thereto), with respect to any adjustment resulting from a Federal income tax audit of the Company or any entity that is treated as transparent for Federal income tax purposes and in which the Company owns an interest, the Partnership Representative shall use commercially reasonable efforts and take commercially reasonable action to allocate any such taxes, penalties or interest to those Members or former Members to whom such amounts are attributable, as reasonably determined by the Partnership Representative taking into account the Code, Regulations and other applicable guidance thereon and the applicable facts and circumstances, including the tax status, action or inaction of each Member. In the case of any partnership adjustment resulting from an income tax audit of the Company, the Company (i) shall, at Cannae and THL’s expense, use reasonable best efforts to obtain any available “modification” on account of Cannae and THL’s (or its underlying owners’) tax status or attributes or otherwise; provided that Cannae and THL timely furnishes the Company all relevant information necessary to obtain such modification, and (ii) shall allocate the benefit of such modification to Cannae or THL. Neither the Partnership Representative nor the designated individual shall be liable to the Company or the Members for acts or omissions taken or suffered by it in its capacity as either the Partnership Representative or designated individual, as the case may be, in good faith; provided that such act or omission is not in willful violation of this Agreement and does not constitute gross negligence, fraud or a willful violation of law.
7.3    Accounting Methods; Elections; Information.
(a)    The Board shall determine the accounting methods and conventions to be used in the preparation of the Company’s tax returns and shall make any and all elections under the tax laws of the United States and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Company, or any other method or procedure related to the preparation of the Company’s tax returns; provided that the Company shall use the “traditional method” pursuant to Regulations Section 1.704-3(b) of making Section 704(c) allocations.
(b)    To the extent that any method, convention, election, procedure or determination relating to taxes or tax returns of the Company or its Members would reasonably be expected to have a disproportionate and adverse effect on Cannae or THL Holders when considered in the aggregate relative to the effect on Black Knight or its Affiliates, the decision to use (and extent of use of) such method, convention, election, or procedure shall require the approval of Cannae or THL, as applicable, (if and for so long as Cannae or THL holds at least fifteen (15%) of its initial equity investment in the Company); provided, that this restriction shall not prevent the Company from using the traditional method pursuant to Regulation Section 1.704-3(b) for making Section 704(c) allocations; and provided further, that this restriction shall have no further effect following the occurrence of a Significant Transaction. To the extent that the Company makes any material change to any accounting method, convention, election or procedure relating to Taxes, the determination whether to make such change shall be made by the Board (or by a committee of the Board on which one or more designees of Cannae or THL

Holders serve); provided that this restriction shall have no further effect following the occurrence of a Significant Transaction.
(c)    Notwithstanding anything to the contrary in this Agreement, Black Knight, Cannae, and THL shall each have the right to require that the Company (or any subsidiary of the Company treated as a partnership for U.S. federal income tax purposes) make an election under Section 754 of the Code in connection with any transaction described in Section 9.1, Section 9.3, or Section 11.1 or any Significant Transaction.
(d)    The Partnership Representative and the Company shall provide Cannae and THL Holders with any information and assistance relating to taxes and tax matters of the Company reasonably requested by Cannae and THL Holders, as applicable.
7.4    Partnership Status. The Members intend, and the Company shall take no position inconsistent with, treating the Company as a partnership for United States federal, state and local income and franchise tax purposes prior to a Public Offering.
ARTICLE VIII
TRANSFERS OF UNITS

8.1    Restrictions on Transfers of Units.
(a)    Prior to the completion of the Company’s first Public Offering, no Member may Transfer any Units, except in an Exempt Transfer or otherwise in accordance with the applicable terms of this Agreement. To the extent Cannae, THL or Parent (as applicable) Transfers any or all of its Units pursuant to an Exempt Transfer, the defined terms (i) “Cannae”, (ii) “THL” and “THL Holders” and (iii) Parent, as applicable, shall be deemed to include the Transferee of such Exempt Transfer.
(b)    No Transfer of any Units by any Member shall become effective unless and until the Transferee (unless such Transferee already is party to this Agreement) executes and delivers to the Company a counterpart to this Agreement, agreeing to be treated in the same manner as the transferring Member. Upon such Transfer and such execution and delivery, the Transferee acquiring Transferred Units shall be bound by, and entitled to the benefits of, this Agreement in the same manner as the transferring Member; provided that no Transferee of Cannae or THL (other than a Transferee pursuant to clauses (d) through (g) of the definition of an Exempt Transfer) shall be entitled to any of the rights of Cannae or THL set forth in this Agreement (or the benefits hereunder) other than Article III, Section 4.5, Article V, Article VI, Article VII, Section 8.2, Article XI, Article XII, Section 13.2(a) - (c), Article XIV, Article XV and Article XVI.
(c)    No Units may be transferred by a Member (other than pursuant to an effective registration statement under the Securities Act) unless, if requested by the Company, such Member first delivers to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act or applicable state securities laws. The Board may waive such opinion requirement on advice of counsel acceptable to the Board. In addition to any other restrictions on Transfer imposed by this Agreement, no Member may Transfer any Unit (i) if the Board determines that the Company could, as a result of such Transfer, be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and (ii) without first delivering to the Board, if requested, an opinion of nationally recognized tax counsel or consultant (reasonably acceptable in form and substance to the Board) that such Transfer will not cause the Company to be deemed a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code or otherwise cease to be taxable as a partnership for federal income tax purposes.
(d)    Notwithstanding anything to the contrary herein, without the prior written approval of Parent, in no event shall Cannae, THL or any Class B Unit Holder Transfer any Units of the Company to any Competitive Business (as defined below) or any direct or indirect Affiliate thereof. “Competitive Business” shall mean the business competitors of the Company, Parent or Black Knight, including Sagent Lending Technologies, Ellie Mae, Blend, Blue Sage Solutions and Fiserv. For the avoidance of doubt, Competitive Business shall not include any private equity firm or other investor that holds an investment in a Competitive Business, except for Fiserv.
(e)    Any Member who effectively Transfers any Units pursuant to this Article VIII shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units (it being understood, however, that the applicable provisions of Section 4.5 shall continue to inure to such Person’s benefit). Nothing contained herein shall relieve any Member who Transfers any Units from any liability or obligation of such Member to the Company or the other Members with respect to such Units that may exist on the date of such Transfer or that is otherwise specified in the Act and incorporated into this Agreement or for any liability to the Company or any other Person for any breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in other agreements with the Company.
(f)    For the avoidance of doubt, the Transfer restrictions in this Agreement may not be avoided by Transferring a beneficial ownership or economic interest in Units by means of a Transfer of Securities of any Person that is itself a direct or indirect holder of Units. To the extent the foregoing or the other provisions of this Agreement would require that the Transfer restrictions in this Agreement apply to Securities of another Person that directly or indirectly holds Units then the exceptions to such Transfer restrictions shall also be read to apply to the Transfer of such other Securities.
(g)    For the avoidance of doubt, the Transfer restrictions in this Agreement shall not apply to a Black Knight Change of Control or a change of control of Cannae or THL.
8.2    Tag-Along Rights.
(a)    At any time after the date of this Agreement, if Cannae, THL or Parent (the “Selling Holder”) proposes to Transfer any Units (the “Tag-Along Sale”) in accordance with this Agreement, the Selling Holder shall, before such Transfer deliver to the Company and to the other Members (the “Other Unit Holders”) at least thirty (30) days prior written notice of such proposed Transfer (the “Sale Notice”) and the terms of such Transfer, including (A) the number of Units to which the Transfer relates (the “Offered Class A Units”), (B) the fraction expressed as a percentage, determined by dividing the number of units of Class A Units to be purchased from the Selling Holder in such Transfer by the total number of Class A Units held by such Selling Holder (the “Tag-Along Sale Percentage”) (it being understood that (i) if the Selling Holder owns any vested Class B Units, the Tag-Along Sale Percentage shall be calculated on a post-conversion basis after giving effect to clause (c) below, and (ii) the Company shall reasonably cooperate with the Selling Holder in respect of the determination of the Tag-Along Sale Percentage), (C) the name and address of the proposed Transferee and (D) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the Selling Holder as may be reasonably necessary for the other Members to properly analyze the economic value and investment risk of such non-cash consideration) and the terms and conditions of payment proposed by the Selling Holder.
(b)    Any of the Other Unit Holders may, within twenty-five (25) days of the receipt of the Sale Notice, give written notice (each, a “Tag-Along Notice”) to the Selling Holder that such Other Unit Holder requests that the Selling Holder include in the proposed Transfer a number of Units (on a post-conversion basis as described in clause (c) below) held by such Other Unit Holder (such number of Units shall not in any event exceed the Tag-Along Sale Percentage of the total number of Units of the specified class of Units held by such Other Unit Holder on a post-conversion basis, as described in clause (c) below). The Other Unit Holders that exercise their tag-along rights hereunder (the “Tagging Persons”) shall, upon request, deliver to the Selling Holder, with the Tag-Along Notice, wire transfer instructions for payment of the purchase price for such Units of such Tagging Persons to be included in the Tag-Along Sale, together with a limited power-of-attorney authorizing the Selling Holder to Transfer such Units on the terms and conditions set forth in the Sale Notice. The price per Unit (on a post-conversion basis, as described in clause (c) below) to be received by each Member will be determined as if the Company had been sold for the valuation implied by the price of the Offered Class A Units in such Tag-Along Sale (by extrapolating such valuation to a sale of all of the Units) and the proceeds of such sale had been distributed by the Company in complete liquidation pursuant to the priorities set forth in Section 5.2.
(c)    Any election by any Other Unit Holder to include in the Tag-Along Sale any vested Class B Units (it being understood that no such election can be made in connection with a Tag-Along Sale with respect to unvested Class B Units) shall automatically result in the conversion of the applicable number of such Other Unit Holder’s vested Class B Units into a number of Class A Units equal to the quotient obtained by dividing (x) the sum of the Class B Participation Prices of such applicable vested Class B Units (i.e. the Class B Units participating in such Tag-Along Sale), and (y) the Class A Participation Price (with a corresponding reduction in the number of authorized Class B Units provided in Section 3.3(c)); provided, that such conversion shall be conditioned upon, and shall occur immediately prior to, the closing of the Tag-Along Sale (it being understood, for the avoidance of doubt, that any vested Class B Units shall not be converted into Class A Units to the extent such Units are not included in the Tag-

Along Sale, whether pursuant to Section 8.2(d), the failure of the Tag-Along Sale to be consummated, or otherwise).
(d)    The Selling Holder shall ask to obtain the inclusion in the proposed Tag-Along Sale of the entire number of Units which each of the Tagging Persons requested to have included in the Tag-Along Sale (as evidenced in the case of the Selling Holder by the Sale Notice and in the case of each Tagging Person by such Tagging Person’s Tag-Along Notice). In the event the Selling Holder shall be unable to obtain the inclusion of such entire number of Units in the proposed Tag-Along Sale, the number of Units to be sold in the proposed Tag-Along Sale shall be allocated among the Selling Holder and each Tagging Person, in proportion, as nearly as practicable, as follows:
(i)    there shall be first allocated to each Selling Holder and each Tagging Person, a number of Units equal to the lesser of (x) the number of Units offered to be included by such Tagging Person (or proposed, in the case of the Selling Holder) in the proposed Tag-Along Sale pursuant to this Section 8.2, and (y) a number of Units equal to its Tag-Along Portion; and
(ii)    the balance, if any, not allocated pursuant to clause (i) above shall be allocated pro rata based on Percentage Interest to each Selling Holder and each Tagging Person; provided, that in no case shall any Selling Holder or Tagging Person be allocated an aggregate amount of Units exceeding the amount of Units elected to be included by such Tagging Person (or proposed, in the case of the Selling Holder).
(e)    To exercise its tag-along rights hereunder, each Other Unit Holder must agree to make to the Transferee on behalf of itself the same representations, warranties, covenants, indemnities and agreements as the Selling Holder agrees to make in connection with the Transfer of the Offered Units (except that in the case of representations and warranties pertaining specifically to, or covenants made specifically by, the Selling Holder, the Other Unit Holders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) themselves), and must agree to bear its ratable share (which shall be proportionate based on the amount of Units that are Transferred) of all liabilities to the Transferees arising out of representations, warranties (other than those representations, warranties and covenants that pertain specifically to a given Member), covenants, indemnities or other agreements made in connection with the Transfer.
(f)    Each Member will bear (x) its own costs of any sale of Units pursuant to this Section 8.2 and (y) its pro-rata share (based upon the relative amount of Units sold) of any of the other costs of any reasonable and customary sale of Units pursuant to this Section 8.2 to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Transferee. Notwithstanding anything herein to the contrary, upon the consummation of the sale or Public Offering of Units pursuant to this Section 8.2, all of the holders of vested Class B Units participating in such sale or Public Offering shall participate in such sale or Public Offering of Units in the manner set forth in this Section 8.2.

(g)    If none of the Other Unit Holders gives the Selling Holder a Tag-Along Notice prior to the expiration of the 25-day period provided pursuant to Section 8.2(a) for giving Tag-Along Notices with respect to the Transfer proposed in the Sale Notice, then (notwithstanding Section 8.2(a)) the Selling Holder may Transfer such Offered Units on the terms and conditions set forth, and to or among any of the Transferees identified (or Affiliates of Transferees identified), in the Sale Notice at any time within ninety (90) days after expiration of the 25-day period provided pursuant to Section 8.2(b) for giving Tag-Along Notices with respect to such Transfer. Any such Offered Units not Transferred by the Selling Holder during such 90-day period will again be subject to the provisions of this Section 8.2 upon any proposed subsequent Transfer. If one or more Other Unit Holders give the Selling Holder a timely Tag-Along Notice, then the Selling Holder shall use all reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Other Unit Holders in any contemplated Transfer, on the same terms and conditions as are applicable to the Offered Units, and no Selling Holder shall transfer any of its Units to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of any of the Other Unit Holders. For the avoidance of doubt, this Section 8.2 shall apply to the Transfer by THL of THL Holding Company Interests and a Transfer by Black Knight of a direct or indirect interest in Parent or the Company as if such Transfer were of the number of Units indirectly disposed of by reason of such Transfer.
(h)    The rights and restrictions contained in this Section 8.2 shall not apply with respect to any Exempt Transfer, other than Transfers pursuant to clauses (a) or (b) of the definition of Exempt Transfer.
(i)    For purposes of this Section 8.2, Section 9.1, Section 9.4, Section 10.1 Section 11.1 and in connection with a Significant Transaction pursuant to Section 9.3, notwithstanding anything to the contrary in this Agreement, (i) a THL Seller shall be entitled to Transfer THL Holding Company Interests to the same extent as THL is entitled to Transfer THL Units thereunder, provided that such right shall be exercisable only if the applicable THL Holding Company or THL Holding Companies (x) has no material assets other than their interests in Units and other assets arising by reason of or in connection with their direct or indirect ownership of the Units (including cash), and (y) represent that they have no material liabilities other than liabilities (including tax liabilities) arising by reason of the ownership of the foregoing and any indebtedness owed to their respective shareholders, (ii) such THL Seller shall be entitled to sell such THL Holding Company Interests at the same price as the underlying Units, without any discount but exclusive of any cash then held by the applicable THL Holding Company or THL Holding Companies and (iii) the provisions of Section 8.2, Section 9.1, Section 9.3, Section 9.4, Section 10.1 and Section 11.1 shall apply to the Transfer of THL Holding Company Interests by such THL Seller mutatis mutandis and references to “THL” or “THL Holder” in such Sections shall be deemed to include reference to such THL Seller.
8.3    Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose. Without limitation of any other provision herein, no Transfer of any interest in any Class B Unit by a Class B Member shall be effective unless prior to such Transfer the transferee, assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of Section 3.4(c), in form reasonably satisfactory to the Board.
ARTICLE IX
LIQUIDITY RIGHTS

9.1    Put Rights; Duty to Negotiate; Appraisal.
(a)    At any time after the third (3rd) anniversary of the Closing Date until such time as a Public Offering has been consummated, each of Cannae and THL (each, a “Putting Party”) may deliver written notice (the “Transfer Notice”) to the Company, Parent, Black Knight and each other Member that such Putting Party desires to sell all of its Cannae Units, THL Units, THL Holding Company Interests (subject to Section 8.2(i)) or a combination thereof, as applicable (the “Put Units”), to Black Knight, Parent or the Company (each, a “Put Accepting Party”). For a period of thirty (30) days from the date of the Transfer Notice, the Putting Party and the Put Accepting Party will negotiate in good faith regarding a sale of all of such Put Units to the Put Accepting Party. If the parties are unable to agree upon the terms of a sale of such Put Units within such thirty (30)-day period, then the Putting Party may elect to initiate the Appraisal Process to determine the Appraisal Price (the “Election”) as of the date of the Transfer Notice. Any Appraisal Process shall be initiated by the Putting Party by delivering to the Put Accepting Party the report of the first appraiser. Each of Cannae and THL shall use their commercially reasonable efforts to coordinate with each other with respect to the exercise of their rights under this Section 9.1 to provide that there shall only be one Appraisal Process ongoing at any given time.
(b)    If, following the first Appraisal Process, the Putting Party determines that it is not satisfied in its sole discretion with the Appraisal Price (which determination it shall make within fifteen (15) days of completion of the Appraisal Process (the “First Appraisal Deadline”)), then it may elect (the “Second Election”) to initiate the Appraisal Process a second time; provided that the Putting Party may not make a Second Election within twelve (12) months of the First Appraisal Deadline. If, following the second Appraisal Process, the Putting Party determines that it is not satisfied in its sole discretion, with the Appraisal Price (which determination it shall make within fifteen (15) days of completion of the Appraisal Process (the “Second Appraisal Deadline”)), then it may elect to initiate the Appraisal Process a third time (the “Third Election”), provided that the Putting Party may not make a Third Election within twelve (12) months of the Second Appraisal Deadline. The Putting Party may not initiate the Appraisal Process more than three (3) times.
(c)    If, following any Appraisal Process, the Putting Party determines that it is satisfied, in its sole discretion, with the Appraisal Price (which determination it shall make within fifteen (15) days of completion of the Appraisal Process), such Member shall deliver notice of such to the Put Accepting Party, and the Put Accepting Party shall, within fifteen (15) days of receipt of notice of such approval of the Appraisal Price, deliver confirmation to the

Putting Party that it shall purchase all but not less than all of such Put Units from the Putting Party at the Appraisal Price, and the Putting Party shall sell all but not less than all of such Put Units to the Put Accepting Party.
(d)    In the event that a Put Accepting Party delivers confirmation that it shall purchase such Put Units pursuant to its right in this Section 9.1, then such Put Accepting Party shall have the obligation to purchase such Put Units by paying in cash or in Black Knight’s common stock (which common stock (i) shall be valued based on the average closing stock prices of Black Knight’s common stock for the twenty (20) trading days immediately preceding the date that Black Knight receives written notice of the approval of the Appraisal Price, (ii) shall be restricted securities the resale of which shall be registered immediately following the issuance of such common stock pursuant to an effective shelf registration statement (which Black Knight shall ensure remains effective with respect to Cannae or THL at least until the time at which Cannae or THL, as applicable, no longer owns more than 2% of the then outstanding shares of Black Knight’s common stock and any shares of Black Knight’s common stock then held by Cannae or THL, as applicable, are otherwise freely tradable pursuant to Rule 144 of the Securities Act without volume restrictions or other limitations, subject to customary blackout provisions in the event Black Knight is unable to file, amend or supplement such shelf registration statement or the applicable prospectus or prospectus supplement as a result of a pending material transaction or other material event) and (iii) shall not be subject to a contractual lockup or any other trading restriction, except for trading restrictions applicable to affiliates and/or insiders and customary blackout periods). The Put Accepting Parties agree that, to the extent that Black Knight chooses to pay the purchase price with common stock of Black Knight, they shall use reasonable efforts to structure such purchase of Put Units in a manner that is tax efficient for Black Knight and the Putting Party. The closing of the purchase of such Put Units from the Putting Party by the Put Accepting Party pursuant to this Section 9.1 shall occur no later than thirty (30) days after delivery of notice of the Put Accepting Party’s election to purchase (subject to any extension necessary to obtain any required regulatory or shareholder approvals as well as to ensure a shelf registration statement is effective on the purchase date, such extension to last no longer than 180 days from the delivery of such notice). At such closing, (i) the Put Accepting Party shall pay the Putting Party and (ii) the Putting Party shall transfer the Put Units to the Put Accepting Party, free and clear of any lien or encumbrance, with any documentation reasonably requested by the Put Accepting Party to evidence such transfer, which documentation shall require the Putting Party to make the representations and warranties in the immediately succeeding sentence. The transfer of the Put Units and acceptance of the aggregate Appraisal Price by any Person selling such Put Units pursuant to this Section 9.1 shall be deemed accompanied with a representation and warranty by such Person that: (1) such Person has full right, title and interest in and to such Put Units; (2) such Person has all necessary power and authority and has taken all necessary action to sell such Put Units as contemplated hereby; (3) such Put Units are free and clear of any and all liens or encumbrances; and (4) there is no adverse claim with respect to such Put Units.

9.2    Management Member Put Rights; Appraisal.
(a)    If no Public Offering has been consummated as of the date that is sixty (60) days prior to the third (3rd) anniversary of the Closing Date, then during each sixty (60) day period prior to the third and each subsequent anniversary of the Closing Date until such time as a Public Offering has been consummated, each Management Member (a “Putting Unit Holder”) may deliver notice (a “Management Transfer Notice”) to Black Knight, the Company, Parent, Cannae and THL that such Putting Unit Holder desires to sell its vested Units to a Put Accepting Party. Additionally, in the event a Putting Party has delivered a Transfer Notice pursuant to Section 9.1(a), then during the thirty (30)-day period following the delivery of such Transfer Notice each Management Member may deliver notice (a “Management Piggyback Transfer Notice”) to Black Knight, the Company, Parent, Cannae and THL that such Putting Unit Holder desires to sell its Units to a Put Accepting Party on the same terms (other than purchase price as set forth below) as the Putting Party’s sale of the Put Units, as applicable, in accordance with Section 9.1.
(b)    If within the sixty (60) day period prior to the date that one or more Putting Unit Holders deliver a Management Transfer Notice either (i) an Appraisal Process pursuant to Section 9.1(a) has been commenced or (ii) a Put Accepting Party, and a Putting Party have agreed upon the terms of a sale of the Put Units, as applicable, to a Put Accepting Party in accordance with Section 9.1(a), then the purchase price per Unit for the Putting Unit Holder will be based on the Appraisal Price when determined or the sale terms agreed upon by the Put Accepting Party and the Putting Party in accordance with Section 9.1(a) by extrapolating such valuation to a sale of all of the Units and assuming the proceeds of such sale had been distributed by the Company in complete liquidation pursuant to the priorities set forth in Section 5.2.
(c)    If a Putting Party has previously delivered a Transfer Notice and an Appraisal Process is underway pursuant to Section 9.1(a) as of the date that one or more Putting Unit Holders deliver a Management Transfer Notice in accordance with Section 9.2(a), then the purchase price per Unit for the Putting Unit Holder will be determined as if the Company had been sold for the valuation implied by the Appraisal Price underway pursuant to Section 9.1(a) (as is finally determined pursuant to such Appraisal Process upon its completion and by extrapolating such valuation to a sale of all of the Units) and assuming the proceeds of such sale had been distributed by the Company in complete liquidation pursuant to the priorities set forth in Section 5.2.
(d)    If (i) an Appraisal Process has not been completed pursuant to Section 9.1(a) within the sixty (60) day period prior to the date that one or more Putting Unit Holders deliver a Management Transfer Notice in accordance with Section 9.2(a), and (ii) if an Appraisal Process is not underway pursuant to Section 9.1(a) as of the date that one or more Putting Unit Holders deliver a Management Transfer Notice in accordance with Section 9.2(a), then for a period of thirty (30) days from the date of the first delivered Management Transfer Notice, the parties will negotiate in good faith regarding a sale of all of each Putting Unit Holder’s Class B Units to Black Knight or its designee or the Company. If Black Knight and one or more Putting Unit Holders are unable to agree upon the terms of a sale of such Putting Unit Holder’s Class B

Units to Black Knight or its designee or the Company within such thirty (30)-day period, then such Putting Unit Holder(s) may elect to initiate the Appraisal Process to determine the Appraisal Price. Any Appraisal Process shall be initiated by the Putting Unit Holder(s) by delivering to Black Knight, the Company, Parent, Cannae and THL the report of the first appraiser. If at any time during which an Appraisal Process is underway pursuant to this Section 9.2(d), an Appraisal Process pursuant to Section 9.1(a) is commenced, then the Appraisal Process underway pursuant to this Section 9.2(d) shall cease and the purchase price per Unit for the Putting Unit Holder will be based on the Appraisal Price when determined in accordance with Section 9.1(a) by extrapolating such valuation to a sale of all of the Units and assuming the proceeds of such sale had been distributed by the Company in complete liquidation pursuant to the priorities set forth in Section 5.2.
(e)    If one or more Putting Unit Holders deliver a Management Piggyback Transfer Notice in accordance with Section 9.2(a), each such Putting Unit Holder agrees and acknowledges that the Appraisal Process shall be controlled by the Putting Party and if such Putting Unit Holder is satisfied, in its sole discretion, with the Appraisal Price in accordance with Section 9.2(f), such Putting Unit Holder shall sell its Units to Black Knight or its designee on the same terms as apply to Cannae’s sale of the Cannae Units or THL’s sale of the THL Units in accordance with Section 9.1, except that the purchase price per Unit for the Putting Unit Holder will be determined as if the Company had been sold for the valuation implied by the Appraisal Price (as is finally determined pursuant to such Appraisal Process upon its completion and by extrapolating such valuation to a sale of all of the Units) and assuming the proceeds of such sale had been distributed by the Company in complete liquidation pursuant to the priorities set forth in Section 5.2.
(f)    If, following any Appraisal Process pursuant to Section 9.2(c), 9.2(d) or 9.2(e), a Putting Unit Holder determines that it is satisfied, in its sole discretion, with the Appraisal Price (which determination it shall make within fifteen (15) days of completion of the Appraisal Process), such Putting Unit Holder shall deliver notice of such to the Company, and the Company shall, within fifteen (15) days of receipt of notice of such Putting Unit Holder’s approval of the Appraisal Price, deliver confirmation to such Putting Unit Holder and the Putting Party that it shall purchase all but not less than all of such Putting Unit Holder’s Class B Units at the valuation implied by the Appraisal Price (assuming the Company had been sold for the valuation implied by the Appraisal Price by extrapolating such valuation to a sale of all of the Units and the proceeds of such sale had been distributed by the Company in complete liquidation pursuant to the priorities set forth in Section 5.2), and such Putting Unit Holder shall sell all but not less than all of its Class B Units to Black Knight or its designee, as applicable.
(g)    If, following any Appraisal Process pursuant to Section 9.2(c), 9.2(d) or 9.2(e), a Putting Unit Holder determines that it is not satisfied in its sole discretion, with the Appraisal Price (which determination it shall make within fifteen (15) days of completion of the Appraisal Process then its Management Transfer Notice or Management Piggyback Transfer Notice shall be deemed to have been withdrawn upon such Putting Unit Holder’s failure to deliver to the Company or Parent within fifteen (15) days of completion of the Appraisal Process notice of such Putting Unit Holder’s satisfaction with and acceptance of the applicable Appraisal Price. The Putting Unit Holder shall promptly notify the Putting Party in such case.
(h)    In the event that the Company or Parent delivers confirmation that it or its designee shall purchase a Putting Unit Holder’s Class B Units pursuant to its right in this Section 9.2, then the Company shall have the obligation to purchase, or cause its designee to purchase, such Units by paying in (i) lump-sum cash, by wire transfer of immediately available funds, (ii) Black Knight’s common stock (which common stock shall be valued based on the average closing stock prices of Black Knight’s common stock for the twenty (20) trading days immediately preceding the date that Black Knight receives such Putting Unit Holder’s written notice of its approval of the Appraisal Price) or (iii) a combination of cash and Black Knight common stock (valued in accordance with clause (ii)). Black Knight, Parent and the Company agree that, to the extent that Black Knight chooses to pay the purchase price with common stock of Black Knight, they shall use reasonable efforts to structure such purchase of Units in a manner that is tax efficient for Black Knight, the Putting Unit Holder, Parent and the Company. The closing of the purchase of the Units from such Putting Unit Holder by Black Knight or its designee pursuant to this Section 9.2 shall occur no later than thirty (30) days after notice of Black Knight’s election to purchase, and the Putting Party shall be notified reasonably in advance of such closing.
9.3    Significant Transactions.
(a)    If the Board has approved an initial Public Offering (an “IPO”) in accordance with the terms of this Agreement, the Members shall take such actions as shall be necessary or advisable to cause the outstanding direct or indirect equity securities of the Company to be transferred (by merger or otherwise) to a newly formed corporation (the “IPO Co”), subject to Cannae and THL’s right to retain some or all of their Interests pursuant to an election described in clause (ii) below in this paragraph. In connection with the foregoing, at the request of Cannae or THL, Black Knight shall use reasonable best efforts to allow Cannae or THL, as applicable, to exchange its Interests (including THL Holding Company Interests, provided that the requirements of Section 8.2(i) are satisfied) for shares of capital stock of IPO Co on a tax-free basis to Cannae, THL, Black Knight and IPO Co. Further, at the request of Cannae or THL, and to the extent that it does not delay or disadvantage the proposed transaction or the general operation of the business, Black Knight and Cannae or THL, as applicable, shall discuss a structure that would allow Cannae or THL, as applicable, to elect to either (i) exchange some or all of such Interests (including THL Holding Company Interests) for shares of capital stock of IPO Co in connection with such IPO or (ii) retain some or all of such Interests, subject to contractual rights in favor of Cannae or THL, as applicable, to exchange such interests for shares of capital stock of IPO Co. In connection with an exchange described in clause (i) or (ii) of the immediately preceding sentence Black Knight shall also discuss with Cannae or THL, as applicable, (a) the feasibility of entering into a “tax receivable agreement” with Cannae or THL, as applicable, or (b) the possibility of compensating Cannae or THL, as applicable, for tax attributes provided to IPO Co by reason of (x) the taxable exchanges effected by Cannae or THL, as applicable, or (y) net operating losses or other similar tax attributes (if any) of Cannae or each THL Holding Company, as applicable. Upon the consummation of such transaction, the

Members shall enter into a securityholders, registration rights or similar agreement with such IPO Co in form and substance determined in good faith by the Board to provide the Members the relative rights and restrictions set forth in the Registration Rights Agreement. The securities of IPO Co received by each Member under this Section 9.3 or otherwise shall be of like kind and have a value at least equal to the value of the Units replaced thereby, calculated as if the Company were being liquidated in a hypothetical liquidation with the proceeds in such liquidation equal in amount to the implied aggregate equity valuation of such corporation immediately prior to the consummation of the initial Public Offering; provided that the Members who hold Class B Units shall receive equity securities of IPO Co that have substantially similar vesting restrictions.
(b)    If the Board has approved a distribution described in clause (ii) of the definition herein of “Significant Transaction”, at the request of Cannae or THL, Black Knight shall use reasonable best efforts to allow Cannae or THL, as applicable, to exchange its Interests (including THL Holding Company Interests, provided that the requirements of Section 8.2(i) are satisfied) for shares of capital stock of Newco on a tax-free basis to Cannae, THL, Black Knight and Newco. Further, at the request of Cannae or THL, and to the extent that it does not delay or disadvantage the proposed transaction or the general operation of the business, Black Knight and Cannae or THL, as applicable, shall discuss a structure that allows Cannae or THL, as applicable, to elect to either (i) exchange its Interests (including THL Holding Company Interests) for shares of capital stock of Newco following such distribution or (ii) retain such Interests, subject to contractual rights in favor of Cannae or THL, as applicable, to exchange such interests for shares of capital stock of Newco. In connection with an exchange described in clause (i) or (ii) of the immediately preceding sentence Black Knight shall also discuss with Cannae or THL, as applicable, (a) the feasibility of entering into a “tax receivable agreement” with Cannae or THL, as applicable,, or (b) the possibility of compensating Cannae or THL, as applicable, for tax attributes provided to Newco by reason of (x) the taxable exchanges effected by Cannae or THL, as applicable, or (y) net operating losses or other similar tax attributes (if any) of Cannae or each THL Holding Company. Upon the consummation of such transaction, the Members shall enter into a securityholders, registration rights or similar agreement with such Newco in form and substance determined in good faith by the Board to provide the Members the relative rights and restrictions set forth in the Registration Rights Agreement. The securities of Newco received by each Member under this Section 9.3 or otherwise shall be of like kind and have a value at least equal to the value of the Units replaced thereby, calculated as if the Company were being liquidated in a hypothetical liquidation with the proceeds in such liquidation equal in amount to the implied aggregate equity valuation of such corporation immediately prior to the consummation of such distribution; provided that the Members who hold Class B Units shall receive equity securities of Newco that have substantially similar vesting restrictions.
9.4    Call Rights.
(a)    Following the third (3rd) anniversary of the Closing Date until such time as a Public Offering has been consummated, Black Knight or Parent (each, a “Calling Party”) may, but shall not be required to, elect by written notice (the “Call Notice”) to purchase all of the Cannae Units, all of the THL Units and/or all of the THL Holding Company Interests (such right, the “Call Right”) and, if such option is exercised, Cannae and THL (each, a “Called Party”), as applicable, shall sell to the Calling Party all of the Cannae Units, all of the THL Units and/or all of the THL Holding Company Interests (subject to Section 8.2(i)) owned by such Called Party, as applicable (the “Called Units”), at a price per Unit equal to the Call Price.
(b)    The closing of the purchase by the Calling Party of the Called Units pursuant to Section 9.4(a) shall take place at the principal office of the Company on the date chosen by the Calling Party, which date shall in no event be more than thirty (30) days after determination of the Call Price (subject to any extension necessary to obtain any required regulatory or shareholder approvals as well as to ensure a shelf registration statement is effective on the purchase date, such extension to last no longer than 180 days from the delivery of such notice). If such date is not a business day, such purchase shall occur on the next succeeding business day. At such closing, (i) the Calling Party shall pay the Called Party, and (ii) the Called Party shall transfer the Called Units to the Calling Party, free and clear of any lien or encumbrance, with any documentation reasonably requested by the Calling Party to evidence such transfer, which documentation shall require the Called Party to make the representations and warranties in the immediately succeeding sentence. The transfer of the Called Units and acceptance of the aggregate Call Price of all Called Units by any Person selling such Called Units pursuant to this Section 9.4 shall be deemed accompanied with a representation and warranty by such Person that: (1) such Person has full right, title and interest in and to such Called Units; (2) such Person has all necessary power and authority and has taken all necessary action to sell such Called Units as contemplated hereby; (3) such Called Units are free and clear of any and all liens or encumbrances; and (4) there is no adverse claim with respect to such Called Units.
(c)    The Calling Party may pay the aggregate Call Price of all Called Units in (i) lump-sum cash, by wire transfer of immediately available funds, (ii) Black Knight’s common stock (which common stock (A) shall be valued based on the average closing stock prices of Black Knight’s common stock for the twenty (20) trading days immediately preceding the date that Black Knight receives written notice of the approval of the Appraisal Price, (B) shall be restricted securities the resale of which shall be registered immediately following the issuance of such common stock pursuant to an effective shelf registration statement (which Black Knight shall ensure remains effective with respect to Cannae or THL at least until the time at which Cannae or THL, as applicable, no longer owns more than 2% of the then outstanding shares of Black Knight’s common stock and any shares of Black Knight’s common stock then held by Cannae or THL, as applicable, are otherwise freely tradable pursuant to Rule 144 of the Securities Act without volume restrictions or other limitations, subject to customary blackout provisions in the event Black Knight is unable to file, amend or supplement such shelf registration statement or the applicable prospectus or prospectus supplement as a result of a pending material transaction or other material event) and (C) shall not be subject to a contractual lockup or any other trading restriction, except for trading restrictions applicable to affiliates and/or insiders and customary blackout periods) or (iii) a combination of cash and Black Knight common stock (valued in accordance with clause (ii)). The Calling Parties agree that, to the extent that they choose to pay the aggregate Call Price of all Called Units with common stock of

Black Knight, they shall use reasonable efforts to structure such purchase of Called Units in a manner that is tax efficient for the Calling Party and Cannae or THL, as applicable.
ARTICLE X
TAKE-ALONG RIGHT

10.1    Take-Along Right.
(a)    Subject to Section 4.2(b) in the case of Cannae and the THL Holders, and Section 8.2(i) in the case of the THL Holders, if the Parent elects to consummate, or to cause the Company to consummate, a transaction constituting a Sale of the Company, Parent shall notify the Company and the other Members in writing of that election and the other Members will consent to and raise no objections to the proposed transaction, and the Members and the Company will take all other actions reasonably necessary or desirable to cause the consummation of such Sale of the Company on the terms proposed by Parent; provided that each of Cannae and THL shall only be subject to the “take-along” provisions of this Section 10.1 to the extent that the Sale of the Company would result in, assuming consummation of such transaction, a Cannae Threshold Multiple of Investor Capital and THL Threshold Multiple of Investor Capital of greater than 2.0. Without limiting the foregoing, but subject to the conditions set forth therein, (i) if the proposed Sale of the Company is structured as a sale of assets or a merger or consolidation, or otherwise requires Member approval, the Members and the Company will vote or cause to be voted all Units that they hold or with respect to which such Member has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and will waive any appraisal rights which they may have in connection therewith and (ii) if the proposed Sale of the Company is structured as or involves a sale or redemption of Units, the Members will agree to sell their pro-rata share of the Units being sold in such Sale of the Company on the terms and conditions approved by the Parent, and the Members will execute any definitive sale agreements, and will make to the buyer the same representations, warranties, covenants, indemnities and agreements (other than, in the case of Parent, Cannae and THL, non-competition agreements) as the Parent makes in connection with such Sale of the Company, and must agree to bear their ratable share (which shall be proportionate based on the amount of Units that are being sold in such Sale of the Company) of all liabilities of the Members arising out of representations, warranties (other than those representations, warranties, covenants, indemnities and agreements that pertain specifically to a given Member), covenants, indemnities or other agreements made in the definitive sale agreements. Each Management Member hereby grants to Parent a power of attorney to execute and deliver in the name and on behalf of such Management Member all such agreements, instruments and other documentation (including any written consents of Members) as is required to Transfer the Units held by such Management Member in accordance with the provisions of this Section 10.1.
(b)    The obligations of the Members with respect to the Sale of the Company are subject to Section 4.2(b) in the case of Cannae and the THL Holders, Section 8.2(i) of the THL Holders and to the satisfaction of the following conditions: (i) all Members shall receive the same form of consideration (which shall be cash or marketable securities) and the price per unit to be received by each Member will be determined as if the Company had been sold for the valuation implied by such Sale of the Company (by extrapolating such valuation to a sale of all of the Units to the extent that such Sale of the Company is not a sale of all of the Units) and the proceeds of such sale had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 5.2 (for the avoidance of doubt, all holders of Class A Units shall receive the same amount of consideration per Class A Unit), (ii) all holders of rights without regard to vesting restrictions to acquire a particular class or series of securities will be given an opportunity to, upon the consummation of the Sale of the Company, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share, unit or amount of Units received by the holders of such type and class of Units in connection with the Sale of the Company by (2) the number of Units, shares or aggregate amount of Units represented by such rights, and (iii) in no event shall the aggregate liability of any Member for representations, warranties, covenants, indemnities or agreements (other than with respect to such Member’s ownership of its Units, its ability to consummate the transfer thereof, and investment representations required under applicable securities laws) with respect to any Sale of the Company exceed the proceeds received by such Member in such Sale of the Company.
(c)    Each Member will bear its or his pro-rata share (based upon the relative amount of consideration received by such Member in a Sale of the Company) of the reasonable and customary costs of any sale of Units pursuant to a Sale of the Company to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party. Costs incurred by or on behalf of a Member for its or his sole benefit will not be considered costs of the transaction hereunder. In the event that any transaction that the Parent elects to consummate or cause to be consummated pursuant to and in accordance with this Article X is not consummated for any reason, the Company will reimburse the Parent, Cannae and THL for all actual and reasonable expenses paid or incurred by the Parent, Cannae and THL in connection therewith.
ARTICLE XI
REDEMPTION RIGHTS

11.1    Redemption of Units. At any time prior to a Public Offering becoming effective:
(a)    Black Knight shall provide Cannae, THL and each Management Member with no less than thirty (30) days prior written notice of any event that will constitute a Black Knight Change of Control. If Cannae, THL or any Management Member (each, a “Redeeming Party”) gives notice of its election (such election, the “Redemption Notice”) within twenty (20) days after receipt of such notice from the Parent, to have the Company redeem the Cannae Units, THL Units, THL Holding Company Interests or a combination thereof (as applicable) or applicable Management Member’s Class B Units, then, upon consummation of such Black Knight Change of Control (the “Redemption Date”), the Company shall be required to redeem, at the Redemption Price (as defined below), all of the Units then held by Cannae (the “Cannae Redemption Units”), all of the Units, THL Holding Company Interests or a combination thereof then held by THL (the “THL Redemption Units”) and all of the Units (whether vested or unvested) then held by the applicable Management Member (the “Management Member

Redemption Units” and together with the Cannae Redemption Units and the THL Redemption Units, the “Redemption Units”). Any Redemption Notice must request redemption of all, and not less than all, of the Units held by the applicable Member.
(b)    For purposes of this provision, a “Black Knight Change of Control” shall be deemed to have occurred when there has occurred the consummation of (i) an acquisition by any “person” (as that term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act (or any successor item, regulation or act to the same effect)) of beneficial ownership, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding securities; or (ii) the sale of all or substantially all of the consolidated assets of Black Knight.
(c)    Upon delivery of the Redemption Notice the parties shall initiate an Appraisal Process to determine the redemption price (the “Redemption Price”) for the Redemption Units. The Redemption Price for each Cannae Redemption Unit or THL Redemption Unit shall be the Appraisal Price of each Unit of the Company’s Class A Units on the date that the applicable Redemption Notice is first given under this Section 11.1 (the “Determination Date”). The Redemption Price for each Management Member Redemption Unit shall be based upon the valuation implied by the Appraisal Price on the date that the Redemption Notice is first given under this Section 11.1 (assuming the Company had been sold for the valuation implied by the Appraisal Price (by extrapolating such valuation to a sale of all of the Units) and the proceeds of such sale had been distributed by the Company in complete liquidation pursuant to the priorities set forth in Section 5.2).
(d)    In consideration of the redemption of the Cannae Redemption Units or the THL Redemption Units hereunder, the Company shall deliver to Cannae or THL, as applicable, on the Redemption Date, the Redemption Price for its Units, in cash by certified check or by wire transfer of immediately available funds. In consideration of the redemption of the Management Member Redemption Units hereunder, the Company shall deliver to applicable Management Member on the Redemption Date, the Redemption Price for its Units, in cash by certified check or by wire transfer of immediately available funds.
11.2    Redemption Closing. The closing of the redemption of the Redeeming Parties being redeemed (the “Redemption Closing”) shall take place immediately prior to/concurrently with the consummation of the Black Knight Change of Control at the offices of the Parent, 601 Riverside Ave., Jacksonville, FL 32204 on the applicable Redemption Date, or at such other time and place as the Redeeming Party and the Company may agree. Each Redeeming Party shall deliver to the Company at the Redemption Closing a certificate or certificates evidencing the Units redeemed hereunder together with executed assignments of interest.
11.3    Failure to Redeem. If the Company fails to redeem all of the Redemption Units on the Redemption Date, then the Company shall be deemed to have breached Section 11.1. If the Company’s breach is due to insufficient funds, then those funds which are available to the Company will be used to redeem, pro rata, based on the aggregate Redemption Price payable to the Redeeming Party, the maximum possible number of Redemption Units. Any subsequent redemption by the Company shall be for the remaining Redemption Units of the Redeeming

Party, allocated pro rata based on the Redeeming Party’s ownership of the remaining Redemption Units. In the event of such a breach, in addition to any other remedies available to the Redeeming Party at law or in equity, between the Redemption Date and such time as the redemption is completed, the Redemption Price for the Redeeming Party’s Units shall bear interest at the rate of six percent (6%) per annum, compounded annually; provided that such rate shall increase by two percent (2%) on the date that is six (6) months after the Redemption Date, and subject to applicable law, shall further increase by an additional two percent (2%) on the last day of every quarter thereafter, until such Redemption Units are fully redeemed. If the Company redeems fewer than all of the Redemption Units offered for redemption, the holders of the Units not redeemed shall continue to receive the benefit of the rights and privileges afforded the Units hereunder.
ARTICLE XII
PRE-EMPTIVE RIGHTS

12.1    Issuance of New Units.
(a)    Purchase Rights. If at any time after the date of this Agreement the Company proposes to issue or sell any Units, Unit Equivalents or securities convertible into equity securities of the Company, or any Subsidiary of the Company proposes to issue or sell to a third party other than the Company or a wholly-owned Subsidiary of the Company any of its equity securities, Subsidiary Security Equivalents or securities convertible into equity securities of any Subsidiary of the Company (collectively, “New Units”), the Company shall first offer to sell to each Member (other than any Management Member, as to whom this Section 12.1 shall not apply) a portion of each type of such New Units equal to the quotient determined by dividing (x) the number of Class A Units held or beneficially owned by such Member, by (y) the total number of Class A Units held or beneficially owned by all Members (other than any Management Member as to whom this Section 12.1 does not apply). A Member shall be entitled to purchase all or any portion of its respective portion (as determined in the immediately preceding sentence) of such New Units at the most favorable price and on the most favorable terms as such New Units are to be offered. The holders of Units shall further have a right of over-allotment such that to the extent a Member (a “Rejecting Holder”) does not does not exercise its right to purchase any of the New Units, or exercises its rights for less than all of its pro rata share of the New Units (as determined above), then each other Member may elect to purchase its pro rata share (as determined above) of such New Units which the Rejecting Holder does not elect to purchase.
(b)    Offer Period. In order to exercise its purchase rights hereunder, each Member must, within 30 days after receipt of written notice from the Company describing in reasonable detail the New Units being offered, the purchase price thereof, the payment terms, the percentage of the New Units initially available to such holder pursuant to Section 12.1(a) and the over-allotment right available in connection therewith, deliver a written notice to the Company describing its election to exercise its purchase rights hereunder.

(c)    Expiration of Offer Period. Upon the expiration of the offering period described above, the Company shall be entitled to sell such New Units which the Members have not elected to purchase during the 180 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Members pursuant to Section 12.1(a). Any New Units to be sold by the Company after such 180-day period must be reoffered to the Members pursuant to the terms of this Section 12.1.
(d)    Exceptions to Purchase Rights. The provisions of this Section 12.1 will not apply to the following issuances of New Units:
(i)    Class B Units issued or to be issued to employees, officers, Managers or directors of, or consultants or advisors to the Company, pursuant to the Company Incentive Plan,
(ii)    Securities issued in respect of or in exchange for Units by way of a Unit distribution, Unit split or similar transaction, and
(iii)    Securities issued in the first Public Offering approved by the Board in accordance with the terms hereof.
ARTICLE XIII
ACCESS, INFORMATION RIGHTS, CONFIDENTIALITY AND ADDITIONAL AGREEMENTS

13.1    Board Access. The Company agrees as follows:
(a)    In the event that either Cannae or THL loses its right to designate directors pursuant to Section 4.1(b) or Section 4.1(c), as applicable, and for so long as Cannae or THL is a Member of the Company, the Company will, and will cause its Subsidiaries to, upon reasonable notice at reasonable times from time to time, provide Cannae or THL (and any other parent company of THL that is a venture capital operating company), at the sole expense of Cannae or THL, reasonable opportunities to routinely consult with and advise the management of the Company and its subsidiaries on all matters relating to the operation of the Company and each such Subsidiary, including with respect to any proposed merger, sale of all or substantially all of the Company’s assets or capital stock, liquidation or dissolution of or by the Company or other similar transaction, and shall consider, in good faith, the recommendations of Cannae or THL, as applicable, in connection with the matters on which it is consulted; provided that the ultimate discretion with respect to all such matters shall be retained by the Company and the Company shall not be under any obligation to accept the recommendations of Cannae or any THL Holder. The Company shall give, and shall cause its subsidiaries to give, subject to compliance with applicable laws and confidentiality obligations to third parties, Cannae, THL (and any other parent company of THL that is a venture capital operating company) and their authorized representatives reasonable access during normal business hours to all books of account, facilities and properties of the Company and its subsidiaries and permit Cannae or THL (and any parent company of THL that is a venture capital operating company), as applicable, to make such copies and inspections thereof as any such Person may reasonably request and discuss the affairs, finances and accounts with the officers thereof; provided, that Cannae or THL, as applicable, shall not exercise such rights more often than quarterly during any calendar year, and such additional times as may be reasonably required in order to qualify any of the Units as a venture capital investment (as defined in the Department of Labor Regulation § 2510.3-101). Any such visit will be at the expense of Cannae or THL (or such other parent company of THL that is a venture capital operating company), as applicable.
(b)    If reasonably required, in order to qualify any of the Units as a venture capital investment (as defined in the Department of Labor Regulation § 2510.3-101) then the Company shall promptly provide true and correct copies of all documents, reports, financial data, and such additional financial and other information with respect to the Company, and its subsidiaries as Cannae or THL (and any other parent company of THL that is a venture capital operating company) may from time to time reasonably request.
(c)    The Company’s obligations pursuant to Section 13.1(a) shall survive until a Public Offering and the Company’s obligation pursuant to Section 13.1(b) shall survive until the later of (i) a Public Offering, or (ii) the time that Cannae or THL, as applicable, holds less than fifty percent (50%) of its initial equity investment in the Company.
13.2    Information Rights. Prior to the consummation of the first Public Offering, the Company shall provide to Cannae and THL the following information:
(a)    Within ninety (90) days after the end of each fiscal year, an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and an audited consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for such year, in each case prepared in accordance with generally accepted accounting principles and setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail (including footnotes), and audited by the Company’s independent public accountants.
(b)    Following the end of each of the first three (3) fiscal quarters of each fiscal year beginning in fiscal year 2021, within forty-five (45) days, unaudited financial statements (excluding footnotes) of the Company including (i) consolidated balance sheets, (ii) consolidated statements of income, and (iii) consolidated statements of cash flows, for such fiscal quarter and, for items (ii) and (iii) of this Section 13.2(b), the current fiscal year to date. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and signed by the principal financial or accounting officer of the Company. The Company will also provide current period financial results as compared with both the actual results from the corresponding quarter of the previous fiscal year and, where applicable, the budget for the current fiscal year, all in reasonable detail and signed by the principal financial or accounting officer of the Company.
(c)    Within twenty (20) days after the end of each month of each fiscal year beginning with the end of October 2020, the Company’s monthly reporting package, including unaudited consolidated statements of income. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied (other than omission of accompanying notes) and compared with both the actual results from the corresponding month of the previous fiscal year and the budget (including any reforecasts) for the current fiscal year, all in reasonable detail and signed by the principal financial or accounting officer of the Company.
(d)    As soon as reasonably practicable and in accordance with Company’s past practice (but in no event later than the forty-fifth (45th) day of such fiscal year), a copy of an annual budget with line items compared to the previous year’s budget.
13.3    Confidentiality. Each Member agrees that it will hold, and will use all commercially reasonable efforts to cause its officers, directors, members, managers, partners, employees, accountants, counsel, consultants, advisors, financial sources, financial institutions, and agents (the “Representatives”) to hold, in confidence all confidential information and documents regarding the Company and its Subsidiaries pursuant to or received by such Member or its Representatives in connection with this Agreement or any transaction contemplated hereby (except as required by applicable law, regulation or legal process, including any rule or regulation of a self-regulatory organization to which such Member or its Representatives are subject); provided, that each Member shall be entitled to disclose such confidential information and documents to its investors who are subject to confidentiality obligations owed to such Members.
ARTICLE XIV
AMENDMENT AND TERMINATION

14.1    Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Members unless such modification, amendment or waiver is approved in writing by the Company and (i) Cannae (if and for so long as Cannae owns at least fifty percent (50%) of its initial equity investment in the Company), (ii) THL (if and for so long as THL owns at least fifty percent (50%) of its initial equity investment in the Company), and (iii) Parent; provided, that Cannae or THL, as applicable, must approve in writing any amendment which disproportionately and adversely affects the rights of such Member relative to the rights of other Members. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
14.2    Amendments by the Board. The Board, without the consent or approval at any time of any Member (each Member, by acquiring its LLC Interests, being deemed to consent to any such amendment), may amend any provision of this Agreement or the Certificate, and may execute, swear to, acknowledge, deliver, file and record all documents required or desirable in connection therewith, to reflect:
(a)    Qualification to do Business. A change that is necessary to qualify the Company as a limited liability company or a Company in which the Members have limited liability; and

(b)    Changes Which are Inconsequential, Curative or Required. A change that is:
(i)    Of an inconsequential nature and does not adversely affect any Member in any respect; or
(ii)    Necessary to reflect the addition or removal of any Member or the current Capital Contributions and number or class of Units held by each Member on the Company Register, following any change to such items in accordance with the provisions of this Agreement.
14.3    Termination of Agreement. This Agreement will terminate in respect of all Members (a) with the written consent of the Company and (i) Cannae, (ii) THL, and (iii) Parent; or (b) upon the dissolution, liquidation or winding-up of the Company; provided, that the Company’s obligations pursuant to Section 13.1(b) and Section 13.1(c) shall survive termination of this Agreement until the later of (i) with respect to Cannae and THL, a Public Offering, or (ii) with respect to Cannae, until Cannae holds less than fifty percent (50%) of its initial equity investment in the Company, and with respect to THL, until THL holds less than fifty percent (50%) of its initial equity investment in the Company.
14.4    Termination as to a Party. Any Member who ceases to hold any Units shall cease to be a Member and, except as provided herein, shall have no further rights or obligations under this Agreement.
ARTICLE XV
DISSOLUTION; LIQUIDATION

15.1    Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of any of the following events:
(a)    the decision of the Board to dissolve the Company; or
(b)    any other event sufficient under the Act to cause the dissolution of the Company.
For the avoidance of doubt, the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.
15.2    Final Accounting. Upon the dissolution of the Company, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

15.3    Liquidation.
(a)    Dissolution of the Company shall be effective as of the date on which the event occurs giving rise to the dissolution and all Members shall be given prompt notice thereof in accordance with Section 16.7, but the Company shall not terminate until the assets of the Company have been distributed as provided for in Section 15.3(c). Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business, assets and affairs of the Company shall continue to be governed by this Agreement.
(b)    Upon the dissolution of the Company, the Board, or, if there is no Board, a person selected by Class A Members holding 66 2/3% in Interest of the Class A Interests shall act as the liquidator (the “Liquidator”) of the Company to wind up the Company. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. A reasonable amount of time shall be allowed for the orderly liquidation of assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.
(c)    The Liquidator shall distribute all proceeds from liquidation in the following order of priority:
(i)    first, to creditors of the Company (including creditors who are Members) in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii)    second, to the Members in the same manner in which distributions are made pursuant to Article V, which distributions shall be deemed to be made pursuant to Article V.
The Liquidator shall determine whether any assets of the Company shall be liquidated through sale or shall be distributed in kind. A distribution in kind of an asset to a Member shall be considered, for the purposes of this Article XV, a distribution in an amount equal to the fair market value of the assets so distributed as determined by the Liquidator in its reasonable discretion.
15.4    Cancellation of Certificate. Upon the completion of the distribution of Company assets as provided in Section 15.3, the Company shall be terminated and the person acting as Liquidator shall cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Company, including filing the certificate of cancellation with the Secretary of State of the State of Delaware.
ARTICLE XVI
MISCELLANEOUS

16.1    Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below.
“ABC Coverage” has the meaning given such term in Section 4.1(h).

“Act” has the meaning given such term in the definition of Certificate.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a)    credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person or, in the case of a natural Person, any other member of such Person’s Family Group.
“Agreement” has the meaning given such term in the preamble.
“Appraisal Price” means the “fair market value” of each Unit determined in accordance with this definition by one or more of the following independent investment banking firms (the “Firms”) or one of their Affiliates acting as an appraiser (an “Appraiser”): Bank of America Securities, LLC, Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank AG, Goldman Sachs Group, Inc., J.P. Morgan Securities Inc. and Morgan Stanley, provided that if all such Firms have been exhausted by either having already rendered a valuation or a Unit Holder (which may be Cannae, THL and/or a Class B Unit Holder depending on whose Units are being redeemed) or Parent has approached such Firms to engage them and such Firms have declined such engagement, then the parties will cooperate and use their reasonable best efforts to mutually agree upon another independent, nationally recognized investment banking firm. Each party who selects an Appraiser must make such selection within fifteen (15) days of the event triggering the Appraisal. Each party selecting an Appraiser hereunder shall direct the Appraiser to deliver its valuation within thirty (30) days of being retained, and such party shall cooperate with the Appraiser and use its reasonable best efforts to cause such valuation to be delivered within such time frame. The expenses of any Appraiser engaged in connection with the Appraisal Process shall be divided evenly among Black Knight or its designee on the one hand, and, as applicable, Cannae, THL and any other Putting Unit Holders on a pro rata basis in proportion to their Units on the other hand. The Appraisal Price shall be determined as follows:
(a)    Each Appraiser retained hereunder shall determine the fair market per Unit value of the Units assuming the sale of the entire equity interest of the Company to an independent willing buyer in an arm’s-length transaction under the current prevailing market conditions for the sale of all of the equity of comparable business enterprises intended for continued use as part of a going concern and the proceeds of such sale had been distributed by the Company in complete liquidation pursuant to the priorities set forth in Section 5.2. Other than as set forth in the subsequent sentence, each Appraiser shall assume that in any such transaction each Member of the Company would receive the same per Unit consideration applicable to the Units within such class, and the Appraiser shall not apply any discount for a minority interest or illiquidity of the Cannae Units, the THL Units or Class B Units, nor any control premium.
(b)    The initial Appraiser shall be selected by the Unit Holder (the “Unit Holder Appraiser”). If the Parent does not accept the per Unit valuation arrived at by the Unit Holder Appraiser, then the Parent shall promptly notify the Unit Holder thereof and Parent shall retain one of the Firms as a second Appraiser (the “Parent Appraiser”). If the Appraisal Process has been initiated by one or more Putting Unit Holders pursuant to Section 9.2, the Unit Holder Appraiser shall be designated by the Putting Unit Holders holding a majority of the Units of all Putting Unit Holders.
(c)    If a valuation is delivered by the Parent Appraiser in accordance with paragraph (b), and the Parent Appraiser and the Unit Holder Appraiser arrive at per Unit valuations (the “Initial Valuations”) within ten percent (10%) of each other, the mathematical mean of the Initial Valuations shall be deemed to be the Appraisal Price. If such Appraisers shall arrive at Initial Valuations that are not within ten percent (10%) of each other but are within twenty percent (20%) of each other, then the Parent Appraiser and the Unit Holder Appraiser, as soon as reasonably practicable, shall jointly retain a Firm to act as a third Appraiser (the “Third Appraiser”) on reasonable terms agreed to by Cannae, THL and Parent in good faith. In the event the valuation of the Third Appraiser is greater than the higher of the Initial Valuations, then the Appraisal Price shall be the higher of the Initial Valuations. In the event the valuation of the Third Appraiser is less than the lower of the Initial Valuations, the Appraisal Price shall be the lower of the Initial Valuations. If the valuation of the Third Appraiser is not greater than the higher of the Initial Valuations or less than the lower of the Initial Valuations, the Appraisal Price shall be the mathematical mean of (i) the per Unit valuation arrived at by the Third Appraiser, and (ii) the Initial Valuation that is closest to that of the per Unit valuation arrived at by the Third Appraiser.
(d)    If the Initial Valuations are not within twenty percent (20%) of each other, then neither valuation shall be used and the Unit Holder(s) will retain a new Firm (in accordance with the procedures set forth in subclause (b) above) to act as Unit Holder Appraiser (the “Second Unit Holder Appraiser”) and Parent shall retain a new Firm to act as Parent Appraiser (the “Second Parent Appraiser”). If the per Unit valuations arrived at by the Second Unit Holder Appraiser and Second Parent Appraiser (the “Second Valuations”) are within twenty percent (20%) of each other, then the Appraisal Price shall be determined as set forth in paragraph (c) above. If the Second Valuations are not within twenty percent (20%) of each other, then the Second Valuations shall not be used and the Second Parent Appraiser and the Second Unit Holder Appraiser, as soon as reasonably practicable, shall jointly select a Firm to act as a final Appraiser (the “Final Appraiser”) on reasonable terms agreed to by the Unit

Holder(s) (in accordance with the procedures set forth in subclause (b) above) and Parent in good faith. So long as the valuation of the Final Appraiser is not greater than the higher of the Second Valuations or less than the lower of the Second Valuations, the valuation arrived at by the Final Appraiser shall be deemed to be the Appraisal Price. In the event the valuation of the Final Appraiser is greater than the higher of the Second Valuations, then the Appraisal Price shall be the higher of the Second Valuations. In the event the valuation of the Final Appraiser is less than the lower of the Second Valuations, the Appraisal Price shall be the lower of the Second Valuations.
“Appraisal Process” shall mean the process described in the definition of Appraisal Price in order to arrive at the Appraisal Price.
“Appraiser” has the meaning set forth in the definition of Appraisal Price.
“Award Agreement” means each award agreement pursuant to which Class B Units are issued and granted under the Company Incentive Plan.
“Black Knight” has the meaning given such term in the recitals.
“Black Knight Change of Control” has the meaning given such term in Section 11.1(b).
“Board” has the meaning given such term in the preamble.
“Book Item” has the meaning given such term in Section 6.5(a)(i).
“Calculation Date” means the date selected by the Company as of which the Fair Market Value of a Termination Security is determined, which date shall be (a) not more than thirty (30) days before the closing date of the purchase of the Termination Security and (b) at least six (6) months and one (1) day after the date the Termination Security became vested (unless the Company determines that such six (6) month delay is not necessary for the award pursuant to which such Class B Units were made to be classified as an equity award under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (or any applicable successor standards) with respect to any Termination Security the valuation on the date that is 181 days following the Termination Date with respect to such Terminated Employee).
“Call Notice” has the meaning given such term in Section 9.4(a).
“Call Price” means, as of the date that the applicable Call Notice is first given under Section 9.4, the greater of (i) the price per Unit that the Calling Party and the Called Party shall negotiate in good faith for thirty (30) days, but if the parties are unable to agree upon the terms of such price within such thirty (30)-day period, then the Appraisal Price and (ii) the price per Unit that would result in, assuming consummation of such transaction, a THL Threshold Multiple of Investor Capital or a Cannae Threshold Multiple of Investor Capital (as applicable) equal to 2.0.
“Call Right” has the meaning given such term in Section 9.4(a).

“Called Party” has the meaning given such term in Section 9.4(a).
“Called Units” has the meaning given such term in Section 9.4(a).
“Calling Party” has the meaning given such term in Section 9.4(a).
“Cannae” has the meaning given such term in the preamble.
“Cannae Manager” has the meaning given such term in Section 4.1(a)(ii).
“Cannae Redemption Units” has the meaning given such term in Section 11.1(a).
“Cannae Threshold Multiple of Investor Capital” means, as of any date of determination, the quotient obtained by dividing (a) an amount as determined by the applicable sale price (irrespective of form of consideration) of Cannae’s aggregate investment in the Company (whether directly or indirectly) taking into account all Cash Distributions received by Cannae and sale proceeds received by Cannae (other than as a result of a Transfer pursuant to clauses (d) through (f) of the definition of Exempt Transfer) in respect of all Cannae Units prior to such date of determination by (b) Cannae’s total gross cumulative amount of investment in the Company as of such date of determination.
“Cannae Units” means Units and any other Unit Equivalents held by Cannae.
“Capital Account” has the meaning given such term in Section 3.9.
“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member at such time with respect to the Interests held by such Member reduced by the amount of any liability of such Member assumed by the Company or the amount of any liability to which any property contributed by such Member is subject.
“Cash Distributions” means dividend distributions, payments of interest on capital, capital reductions, amortizations, and redemptions and any other distribution made by the Company to Cannae or THL, other than any Tax Distributions; provided, for the avoidance of doubt, that any amounts received by Cannae or THL as payment for any transaction, loan repayment or other fee shall not be considered as Cash Distributions.
“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware on September 3, 2020 pursuant to the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq., as amended and in effect from time to time) (the “Act”), as it may be amended or restated from time to time.
“Chairman” has the meaning given such term in Section 4.1(c).
“Class A Interest” means the limited liability company interest represented by the Class A Units owned by a Class A Member in the Company at any particular time, including the right of such Class A Member to any and all benefits to which such Class A Member may be entitled as provided in the Act, this Agreement, or otherwise, together with the obligations of such Class A Member to comply with all terms and provisions of this Agreement and the Act.
“Class A Member” means each Person admitted to the Company as a Class A Member whose name is set forth on Schedule I hereto as a Class A Member with respect to Class A Units held by such Person, and any other Person admitted as an additional or substitute Class A Member, so long as such Person remains a Class A Member.
“Class A Units” has the meaning given such term in Section 3.3(a)(i).
“Class A Participation Price” means, for each Class A Unit, the aggregate amount that would be distributed with respect to such Class A Unit in accordance with Section 5.2 if the aggregate amount to be distributed to all Members pursuant to Section 5.2 was equal to the implied valuation of the Company to be paid in the Tag-Along Sale (i.e., such aggregate amount that, if distributed in accordance with Section 5.2, would result in each Class A Unit receiving distributions equal to the price offered to the Selling Holder for each Class A Unit in the Tag-Along Sale).
“Class B Interest” means the limited liability company interest represented by the Class B Units owned by a Class B Member in the Company at any particular time, including the right of such Class B Member to any and all benefits to which a Class B Member may be entitled as provided in the Act, this Agreement, or otherwise, together with the obligations of such Class B Member to comply with all terms and provisions of this Agreement and the Act.
“Class B Member” means each Person admitted to the Company as a Class B Member whose name is set forth on Schedule I hereto as a Class B Member with respect to Class B Units held by such Person, and any other Person admitted as an additional or substitute Class B Member, so long as such Person remains a Class B Member.
“Class B Participation Price” means, for each vested Class B Unit (including any unvested Class B Units that will become vested as a result of the Tag-Along Sale), the aggregate amount that would be distributed with respect to such vested Class B Unit in accordance with Section 5.2 if the aggregate amount to be distributed to all Members pursuant to Section 5.2 was equal to the implied valuation of the Company to be paid in the Tag-Along Sale (i.e., an aggregate amount that, if distributed in accordance with Section 5.2, would result in each Class A Unit receiving distributions equal to the Class A Participation Price).
“Class B Units” has the meaning given such term in Section 3.3(a)(ii).
“Closing Date” has the meaning ascribed to such term in the Equity Purchase Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” has the meaning given such term in Section 4.1(i).
“Company” has the meaning given such term in the preamble.

“Company Business” has the meaning given such term in Section 2.5(a).
“Company Incentive Plan” means the 2020 Management Incentive Plan of the Company, in the form attached hereto as Exhibit C, as the same may be amended, restated, modified or supplemented from time to time.
“Company Minimum Gain” has the meaning given such term in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Notes” means the notes and instruments listed on Schedule III hereto.
“Company Register” has the meaning given such term in Section 3.1(a).
“Compensatory Interests” has the meaning given such term in Section 3.4(c)(i).
“Competitive Business” has the meaning given such term in Section 8.1(d).
“Contribution Agreement” has the meaning given such term in the recitals.
“Control” (including, with correlative meaning, all conjugations thereof) means with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether by ownership of voting Units, by contract or otherwise.
“Corporate Member” means a Member (or a Member the regarded owner of which is) taxable as a corporation for U.S. federal income tax purposes at any time during a relevant taxable period.
“Corporate Opportunity” has the meaning given such term in Section 16.10.
“Corporate Tax Rate” means the highest combined marginal U.S. federal, state and local income tax rate for a U.S. corporation with an assumed average apportioned state and local income tax rate of 8%.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year, except that with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Depreciation Recapture” has the meaning given such term in Section 6.5(a)(ii)(B).
“Determination Date” has the meaning given such term in Section 11.1(c).

“Election” has the meaning given such term in Section 9.1(a).
“Employed” has the meaning given such term in Section 3.5(a)(i).
“Employment” has the meaning given such term in Section 3.5(a)(i).
“Equity Purchase Agreement” has the meaning given such term in the recitals.
“Exempt Transfer” means a Transfer of Units (a) for a sale price that would imply, assuming consummation of such Transfer and that Cannae and THL sold all of their Units at such price, a Cannae Threshold Multiple of Investor Capital and a THL Threshold Multiple of Investor Capital of greater than 2.0, (b) pursuant to Section 8.2, (c) pursuant to Sections 9.1, 9.4, 10.1 or 11.1, (d) upon the death of the holder pursuant to the applicable laws of descent and distribution, (e) solely to or among such Member’s Family Group, (f) incidental to the exercise, conversion or exchange of such Units in accordance with their terms, any combination of Units (including any reverse Unit split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company, (g) to and among the Affiliates of the Member, partners of the Member and the partners of a Member (including any limited partner of any of the THL Holders or their respective Affiliates), stockholders, employees and Affiliates of such partners or Affiliates, and (h) pursuant to a pledge of the Units to an unaffiliated financial institution.
“Exempted Arrangements” means (i) the payment of the Transaction Fees and (ii) the arrangements provided in (A) the intercompany agreements listed on Schedule II hereto, (B) the Company Notes and (C) any agreement or transaction which involves payments by any party of less than $1,500,000 annually in the aggregate, between Black Knight or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand.
“Fair Market Value” means the fair market value reasonably determined by the Board.
“Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.
“Firms” has the meaning given such term in the definition of Appraisal Price.
“First Appraisal” has the meaning given such term in the definition of Appraisal Price.
“First Appraisal Deadline” has the meaning given such term in Section 9.1(b).
“Fiscal Year” has the meaning given such term in Section 2.7.
“Forward Purchase Agreements” has the meaning given such term in the recitals.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:
(a)    the Gross Asset Value of any asset (other than a promissory note described in Regulations Section 1.704-1(b)(iv)(d)(2)) contributed by a Member to the Company is the gross fair market value of such asset as reasonably determined by the contributing Member and the Board at the time of contribution;
(b)    the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board, as of the following times: (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in its capacity as a Member, or by a new Member acting in its capacity as a Member or in anticipation of becoming a Member; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c)    the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Board; and
(d)    the Gross Asset Values of all Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Net Income” and “Net Loss” or Section 6.3(f); provided, however, that such Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Board reasonably determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph.
If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.
“GTCR Blocker” has the meaning given such term in the recitals.
“GTCR Fund XI/C” has the meaning given such term in the recitals.
“Hurdle Amount” means, in respect of a Class B Unit, a specified amount, which shall be (i) with respect to the Class B Units issued as of the date hereof (if any), the amount set forth on Schedule I hereto, and (ii) with respect to each subsequent issuance of Class B Units, the amount determined by the Board at the time of such subsequent issuance and set forth both in an Award Agreement and on Schedule I hereto (which Schedule I shall be updated from time to time upon issuance of additional Class B Units in accordance with this Agreement). If any Unit outstanding immediately prior to the issuance of such Class B Unit is redeemed or repurchased by the Company, the Hurdle Amount applicable to each Class B Unit outstanding at the time of such redemption or repurchase shall be appropriately adjusted, as determined by the Board in good faith, such that the amount that would be received by such Class B Unit in a Hypothetical Liquidation immediately after such redemption or repurchase is the same as the amount that would be received by such Class B Unit in a Hypothetical Liquidation immediately prior to such redemption or repurchase. The Hurdle Amount for each outstanding Class B Unit shall be increased by the aggregate amount of all Capital Contributions made to the Company subsequent to the issuance of such Class B Unit.
“Hypothetical Liquidation” means as of any date, a hypothetical liquidation of the Company as of such date, assuming (i) that a sale of all the assets of the Company occurs at prices equal to their respective fair market values (as reasonably determined by the Board), (ii) the net proceeds of such sale are distributed to the Members pursuant to Section 5.2, and after payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of the hypothetical payment of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities.
“Initial Capital Contributions” has the meaning given such term in Section 3.1(a).
“Initial Valuations” has the meaning given such term in the definition of Appraisal Price.
“Interests” means the Class A Interests and the Class B Interests.
“IPO” has the meaning given to such term in Section 9.3(a).
“IPO Co” has the meaning given to such term in Section 9.3(a).
“IRS” means the U.S. Internal Revenue Service.
“Liquidator” has the meaning given such term in Section 15.3(b).
“Majority in Interest” or “___% in Interest” means, with respect to Units of a particular class, vested Units of such class representing, (a) in the case of a Majority in Interest, more than 50% of the aggregate number of vested Units of such class or, (b) for all other cases, at least the designated percentage of the aggregate number of vested Units of such class.
“Management Member” has the meaning given such term in the preamble.
“Management Member Redemption Units” has the meaning given such term in the Section 11.1(a).

“Management Piggyback Transfer Notice” has the meaning given such term in Section 9.2(a).
“Management Transfer Notice” has the meaning given such term in Section 9.2(a).
“Management Units” means the Class B Units.
“Management Units Transferee” has the meaning given such term in Section 3.5(a)(i).
“Manager” has the meaning given such term in Section 4.1(a).
“Member Nonrecourse Debt” has the meaning given such term in Regulations Section 1.704-2(b)(4) for “partner nonrecourse debt.”
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Member Sponsors” has the meaning given such term in Section 4.6(f).
“Members” has the meaning given such term in the preamble.
“New Units” has the meaning given such term in Section 12.1(a).
“Newco” means an entity the securities of which become listed and traded on a national securities exchange in connection with a distribution described in clause (ii) of the definition herein of “Significant Transaction”.
“Net Income” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments (without duplication):
(a)    any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss, shall be subtracted from such taxable income or loss;
(c)    in the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of the definition of “Gross Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
(d)    gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e)    in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed based on the Gross Asset Value of the property;
(f)    to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
(g)    any items which are specially allocated pursuant to the provisions of Section 6.3 shall not be taken into account in computing Net Income or Net Loss.
“Non-Corporate Member” means a Member other than a Corporate Member.
“Non-Corporate Tax Rate” means the highest combined marginal ordinary income U.S. federal, state and local tax rate (including for the avoidance of doubt the net investment income tax imposed by Code Section 1411 and corresponding provisions of state and local law) for an individual residing in New York City, New York.
“Nonrecourse Deductions” has the meaning given such term in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning given such term in Regulations Section 1.704-2(b)(3).
“Note” has the meaning given such term in Section 3.5(d).
“OB Holdings” has the meaning given such term in the recitals.
“Offered Class A Units” has the meaning given such term in Section 8.2(a).
“Original Agreement” has the meaning given such term in the recitals.
“Other Unit Holders” has the meaning given such term in Section 8.2(a).
“Parent” has the meaning given such term in the preamble.

“Parent Appraiser” has the meaning given such term in the definition of Appraisal Price.
“Parent Managers” has the meaning given such term in Section 4.1(a)(ii).
“Partnership Representative” has the meaning given such term in Section 7.2.
“Percentage Interest” of any Member at any time means a fraction, expressed as a percentage, the numerator of which is the aggregate number of Class A Units held by such Member at such time, and the denominator of which is the aggregate number of Class A Units held by all Members at such time.
“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.
“Prime Rate” means the highest U.S. prime rate of interest published by The Wall Street Journal as the “base rate” on corporate loans at large money center commercial banks.
“Profits Interest” has the meaning given such term in Section 3.4(b).
“Proposed Rules” has the meaning given such term in Section 3.4(c)(i).
“Public Offering” means an offering and sale to the public of any Units or equity securities of the Company, any successor entity or any direct or indirect parent entity (other than Black Knight) thereof, any of its Subsidiaries, or any Person that holds all of the Securities or assets of the Company (other than Black Knight), pursuant to a registration statement in the United States.
“Put Accepting Party” has the meaning given such term in Section 9.1(a).
“Put Units” has the meaning given such term in Section 9.1(a).
“Putting Party” has the meaning given such term in Section 9.1(a).
“Putting Unit Holder” has the meaning given such term in Section 9.2(a).
“Quorum” means, with respect to any meeting of Managers of the Board, a group of Managers present at any meeting that includes at least a majority of Managers as of such time.
“Redeeming Party” has the meaning given such term in Section 11.1(a).
“Redemption Closing” has the meaning given such term in Section 11.2.
“Redemption Date” has the meaning given such term in Section 11.1(a).
“Redemption Notice” has the meaning given such term in Section 11.1(a).
“Redemption Price” has the meaning given such term in Section 11.1(c).

“Redemption Units” has the meaning given such term in Section 11.1(a).
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company, Parent, THL, Cannae and the other parties that may from time to time become party thereto.
“Regular Distributions” means all distributions other than Tax Distributions.
“Regulations” means the Income Tax Regulations promulgated under the Code, as amended.
“Regulatory Allocations” has the meaning given such term in Section 6.3(g).
“Rejecting Holder” has the meaning given such term in Section 12.1(a).
“Reserves” means the amount of proceeds that the Board determines in good faith and in its reasonable discretion is necessary to be maintained by the Company for the purpose of paying reasonably anticipated expenses, liabilities and obligations of the Company regardless of whether such expenses, liabilities and obligations are actual or contingent.
“Safe Harbor Election” has the meaning given such term in Section 3.4(c)(i).
“Sale Notice” has the meaning given such term in Section 8.2(a)
“Sale of the Company” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or group of Persons on an arm’s-length basis other than an Affiliate of Cannae or THL, pursuant to which such party or parties (a) acquire (whether by merger, Unit purchase, recapitalization, reorganization, redemption, issuance of Units or otherwise) more than fifty-percent (50%) of the voting Units of the Company or (b) acquire assets constituting all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided, however, that in no event shall a Sale of the Company be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries or (ii) contributing Securities to entities controlled by the Company; provided, that a Public Offering shall in no circumstances constitute a Sale of the Company.
“SEC” means the United States Securities and Exchange Commission.
“Second Appraisal Deadline” has the meaning given such term in Section 9.1(b).
“Second Election” has the meaning given such term in Section 9.1(b).
“Second Parent Appraiser” has the meaning given such term in the definition of Appraisal Price.

“Second Unit Holder Appraiser” has the meaning given such term in the definition of Appraisal Price.
“Second Valuations” has the meaning given such term in the definition of Appraisal Price.
“Securities” means securities of every kind and nature, including stock, notes, bonds, evidences of indebtedness, options to acquire any of the foregoing, and other business interests of every type, including interests in any Person.
“Securities Act” means the Securities Act of 1933 and the rules and regulation promulgated thereunder, all as the same have been or may be amended from time to time.
“Securities Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulation promulgated thereunder, all as the same have been or may be amended from time to time.
“Sellers” has the meaning given such term in the recitals.
“Selling Holder” has the meaning given such term in Section 8.2(a).
“Significant Transaction” means any of (i) a Public Offering or (ii) a distribution of stock of a Person holding Class A Units, which distribution is intended to qualify as a tax-free distribution under Section 355 of the Code which, in each case, results in the Units or other securities (either of the Company, of a Person holding Class A Units, or of a person described in the definition of “Public Offering” above) becoming listed on a national securities exchange; provided however, that for the avoidance of doubt, a distribution by any Member to Black Knight or Cannae shall not be considered a Significant Transaction.
“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.
“Subsidiary Security Equivalents” means (without duplication with any other Subsidiary Security Equivalents) rights, warrants, options, convertible equity securities, or exchangeable equity securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, equity securities or securities exercisable for or convertible or exchangeable into equity securities, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
“Tag-Along Notice” has the meaning given such term in Section 8.2(b).
“Tag-Along Portion” means, for any Selling Holder or Tagging Person in a Tag-Along Sale, that number of Units equal to the product of (i) the total number of Units to be sold in the Tag-Along Sale (assuming the conversion of all vested Class B Units in accordance with Section

8.2(c)), and (ii) such Selling Holder’s or Tagging Person’s Percentage Interest (assuming the conversion of all vested Class B Units in accordance with Section 8.2(c)).
“Tag-Along Sale” has the meaning given such term in Section 8.2(a).
“Tag-Along Sale Percentage” has the meaning given such term in Section 8.2(a).
“Tagging Persons” has the meaning given such term in Section 8.2(b).
“Target” has the meaning given such term in the recitals.
“Tax Distribution” means a distribution under Section 5.3.
“Termination Date” has the meaning given such term in Section 3.5(a)(i).
“Terminated Employee” has the meaning given such term in Section 3.5(a)(i).
“Termination Event” has the meaning given such term in Section 3.5(a)(i).
“Termination Price” has the meaning given such term in Section 3.5(c).
“Termination Securities” has the meaning given such term in Section 3.5(a)(i).
“Third Appraiser” has the meaning given such term in the definition of Appraisal Price.
“Third Election” has the meaning given such term in Section 9.1(b).
“THL” has the meaning given such term in the preamble.
“THL Holders” has the meaning given such term in the preamble.
“THL Holding Company” has the meaning given such term in the preamble.
“THL Holding Company Interests” means the stock and indebtedness (if any) of each THL Holding Company.
“THL Manager” has the meaning given such term in Section 4.1(a)(i).
“THL Redemption Units” has the meaning given such term in Section 11.1(a).
“THL Sellers” means, in connection with a disposition of THL Units or THL Holding Company Interests, the Persons that disposed of such THL Units or THL Holding Company Interests, respectively.
“THL Threshold Multiple of Investor Capital” means, as of any date of determination, the quotient obtained by dividing (a) an amount as determined by the applicable sale price (irrespective of form of consideration) of THL’s aggregate investment in the Company (whether directly or indirectly) taking into account all Cash Distributions received by THL and sale proceeds received by THL (other than as a result of a Transfer pursuant to clauses (d) through (f) of the definition of Exempt Transfer) in respect of all THL Units prior to such date of determination by (b) THL’s total gross cumulative amount of investment in the Company as of such date of determination.
“THL Units” means Units and any other Unit Equivalents held by THL.
“Transaction” has the meaning given such term in the recitals.
“Transaction Expenses” has the meaning given such term in Section 4.6.
“Transaction Fees” means, in connection with the Transaction, the transaction fees to be paid pursuant to that certain letter agreement, dated as of September 15, 2020, between the Company, Trasimene Capital Management, LLC, Black Knight and THL.
“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein; provided, however, that transfers of all or any portion of stock, partnership interests (general or limited), membership interests or other similar securities or any securities convertible into or exercisable or exchangeable therefor in (i) Black Knight, (ii) Cannae or (iii) THL shall not constitute a “Transfer”.
“Transfer Notice” has the meaning given such term in Section 9.1(a).
“Transferee” means any Person to whom a Member may Transfer Units.
“Transferor” means the transferor in a Transfer.
“Unit Holder” means the owner of a Unit.
“Unit Holder Appraiser” has the meaning given such term in the definition of Appraisal Price.
“Units” means the Class A Units, the Class B Units and any other class or series of authorized units of the Company.
“Unit Equivalents” means (without duplication with any Class A Units, Class B Units or other Unit Equivalents) rights, warrants, options, convertible Units, or exchangeable Units or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Units or securities exercisable for or convertible or exchangeable into Units, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
“Unreturned Capital Contributions” means, with respect to each Class A Member, at any time of determination, the aggregate amount of such Class A Member’s Capital

Contributions less the amount of distributions received by such Class A Member (or its predecessors in interest) under Section 5.2(a).
“Vice Chairman” has the meaning given such term in Section 4.1(c).
16.2    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
16.3    Entire Agreement. Except as otherwise expressly set forth herein, this document (including the Company Incentive Plan and any other exhibits and schedules hereto), together with any applicable terms of any Award Agreement between any Management Member, on the one hand, and the Company, on the other hand, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
16.4    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Members and any subsequent holders of Units and the respective successors and assigns of each of them, so long as they hold Units.
16.5    Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied, facsimile or electronic pdf signature pages) each of which shall be an original and all of which taken together shall constitute one and the same agreement.
16.6    Remedies. The Company and the Members shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Member may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
16.7    Notices. Any notice provided for in this Agreement shall be in writing and shall be either emailed, personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when sent by email (with no message of error or non-delivery), delivered personally, 5 days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. Notices to the Company will be sent to:
Optimal Blue Holdco, LLC
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Chief Financial Officer
Email: Kirk.Larsen@bkfs.com
with copies (which shall not constitute notice) to:
Cannae Holdings, LLC
1701 Village Center Circle
Las Vegas, NV 89134
Attention: General Counsel
Email: mgravelle@fnf.com
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello; Sachin Kohli
Email: michael.aiello@weil.com; sachin.kohli@weil.com

Thomas H. Lee Partners, L.P.
100 Federal Street
Boston, MA 02110
Attention: Shari Wolkon
Email: swolkon@thl.com

Notices to any Member will be sent to the address set forth opposite such Member’s name on Exhibit A attached hereto.
16.8    Governing Law. The Act shall govern all questions arising under this Agreement concerning the relative rights of the Company and its Members. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.
16.9    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
16.10    Business Opportunities. Except to the extent otherwise agreed between any Manager or any Member, on the one hand, and the Company or any of its Affiliates, on the other hand, any Manager or Member and any Affiliate of such Member may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or entity, and the Company and the Members shall have no rights by virtue of this Agreement in and to such investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Manager, Member nor any Affiliate thereof shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Manager, Member or any Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity; provided, however, that Black Knight shall present to the Board all investment or business opportunities of which it becomes aware and which are within the scope of the business of the Company and its Subsidiaries or are otherwise competitive with the business of the Company and its Subsidiaries (each such investment or business opportunity, a “Corporate Opportunity”), and Black Knight shall not pursue, negotiate or consummate any Corporate Opportunity unless the Board declines to pursue such Corporate Opportunity.
16.11    Appointment of Board as Attorney-in-Fact. Each Class B Member hereby irrevocably constitutes, appoints and empowers the Board and its duly authorized officers, managers, agents, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorneys-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to carrying out the following:
(a)    any and all amendments to this Agreement that may be permitted or required by this Agreement or the Act, including amendments required to effect the admission of a Member pursuant to and as permitted by this Agreement or to revoke any admission of a Member which is prohibited by this Agreement;
(b)    any certificate of cancellation of the Certificate that may be necessary upon the termination of the Company;

(c)    any business certificate, certificate of formation, amendment thereto, or other instrument or document of any kind necessary to accomplish the Company Business;
(d)    all conveyances and other instruments or documents that the Board deems appropriate or necessary to effectuate or reflect the dissolution, termination and liquidation of the Company pursuant to the terms of this Agreement;
(e)    all conveyances and other instruments or documents that the Board deems appropriate or necessary to effectuate or reflect the conversion, contribution or other actions contemplated by this Agreement; and
(f)    all other instruments that may be required or permitted by law to be filed on behalf of the Company and that are not inconsistent with this Agreement. The Board shall not take action as attorney-in-fact for any Member which would in any way increase the liability of the Member beyond the liability expressly set forth in this Agreement or which would diminish the substantive rights of such Member.
16.12    Limited Authorization of Board. Each Class B Member authorizes such attorneys-in-fact to take any further action which such attorneys-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorneys-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as such Member might or could do if personally present, and hereby ratifying and confirming all that such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by each such Member of the Board and its duly authorized officers, agents, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement shall be relying upon the power of the Board and such officers, managers, agents, successors and assigns to act as contemplated by this Agreement in such filing and other action by it on behalf of the Company. The foregoing power of attorney shall survive the assignment by any Member of the whole or any part of its Interest hereunder. The foregoing power of attorney may be exercised by such attorneys-in-fact by listing all of such Members executing any agreement, certificate, instrument or document with the signatures of such attorneys-in-fact acting as attorneys-in-fact for all of them.
16.13    No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person, other than an indemnified Person, including any Member Sponsor pursuant to Section 4.5 and Black Knight pursuant to Article XI, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.
16.14    Other Instruments and Acts. The Members other than Parent, Cannae and THL agree to execute any other instruments and perform any other acts that are or may be necessary to effectuate and carry on the affairs of the Company.

16.15    Construction. Definitions in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender. Where used herein, the term “Federal” shall refer to the U.S. Federal government. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including without limitation.” It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
16.16    Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.
16.17    Relations with Members. Unless named in this Agreement as a Member, or unless admitted to the Company as a Member as provided in this Agreement, no Person shall be considered a Member. Subject to Article VIII, the Company and the Board owe duties only to the Company and its Members and the provisions of this Agreement applicable to Members (other than Section 4.5 and Article XI, which are enforceable by the Person specified therein) are only enforceable by Persons so named or admitted as Members.
16.18    Accounting Considerations. Notwithstanding anything contained herein or in any Award Agreement to the contrary, except with respect to redemptions pursuant to Article XI, the sale or other disposition (whether pursuant to a call right, put right or otherwise) of Class B Units shall be delayed (and the terms upon which such sale or disposition occurs shall be modified) to the extent the Company determines that such delay or modification is necessary for the award pursuant to which such Class B Units were made to be classified as an equity award under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (or any applicable successor standards).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement on the day and year first above written.

Optimal Blue Holdco, LLC
By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President and General Counsel

Black Knight Technologies, LLC
By:	/s/ Kirk T. Larsen
	Name:	Kirk T. Larsen
	Title:	Executive Vice President and Chief Financial Officer
[SIGNATURE PAGE TO A&R LLC AGREEMENT]

THL Optimal Blue Blocker Corp.
By:	/s/ Marc Garcia
	Name:	Marc Garcia
	Title:	Vice President

[SIGNATURE PAGE TO A&R LLC AGREEMENT]

Cannae Holdings, LLC
By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Managing Director, General Counsel and Corporate Secretary

For the Purposes of Articles VII, IX, XI and
XVI Solely:

Black Knight, Inc.
By:	/s/ Kirk T. Larsen
	Name:	Kirk T. Larsen
	Title:	Executive Vice President and Chief Financial Officer

SCHEDULE I
LIST OF MEMBERS

Name of Member	Address	Units	Initial Capital Contributions
Class A Members:
Black Knight Technologies, LLC	601 Riverside Avenue Jacksonville, FL 32204 Attention: Chief Financial Officer	60,000	$867,000,000
Cannae Holdings, LLC	1701 Village Center Circle Las Vegas, NV 89134 Attention: General Counsel	20,000	$289,000,000
THL Optimal Blue Blocker Corp.	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel	20,000	$289,000,000
Class B Members:

SCHEDULE II
Intercompany Agreements
1.    Corporate Services Agreement, dated as of the date hereof, between Black Knight and/or one or more of its Affiliates and the Company.

SCHEDULE III
Company Notes
1.    That certain Intercompany Note, dated as of September 15, 2020, by and between Optimal Blue Holdco, LLC as the Borrower and Black Knight Infoserv, LLC as the Lender in an original principal amount of $500,000,000.

Exhibit A
Notice

Cannae
Cannae Holdings, LLC
1701 Village Center Circle
Las Vegas, NV 89134
Attention: General Counsel
Email: mgravelle@fnf.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello; Sachin Kohli
Email: michael.aiello@weil.com; sachin.kohli@weil.com

THL Holders
THL Optimal Blue Blocker Corp.
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110
Attention: Shari Wolkon
Email: swolkon@thl.com

2

Parent
Black Knight Technologies, LLC
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Chief Financial Officer
Email: Kirk.Larsen@bkfs.com

with a copy to (which shall not constitute notice):

Black Knight, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: General Counsel
Email: michael.gravelle@bkfs.com

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello; Sachin Kohli
Email: michael.aiello@weil.com; sachin.kohli@weil.com

Exhibit B
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT (this “Joinder”), dated [___], 20[__] is entered into by and between [●], a Delaware limited liability company (the “Company”), and _________________ (“New Member”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Amended and Restated Limited Liability Company Agreement (as hereinafter defined).
Whereas, the Members of the Company are parties to the Second Amended and Restated Limited Liability Company Agreement, dated as of November 24, 2020, pursuant to which the parties thereto have been granted certain rights (as amended from time to time, the “Amended and Restated Limited Liability Company Agreement”);
Whereas, in accordance with the terms of the Amended and Restated Limited Liability Company Agreement, New Member may join as a party thereto following the issuance of, or Transfer of, Units to New Member in accordance with, and subject to the terms and conditions of, the Amended and Restated Limited Liability Company Agreement[, including the provisions of Section 3.4(c)]; and
Whereas, the Members wish New Member to be bound by and New Member desires to be bound by and enjoy the benefits of the Amended and Restated Limited Liability Company Agreement.
Now, Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Agreement to be Bound. New Member hereby acknowledges and agrees that (i) New Member has received and reviewed a complete copy of the Amended and Restated Limited Liability Company Agreement; (ii) New Member shall be a party to the Amended and Restated Limited Liability Company Agreement; (iii) New Member shall be deemed to be a Class A Member”/”Class B Member.”]; and (iv) if New Member is deemed to be a Class B Member, such New Member specifically acknowledges to have reviewed and to be bound by the provisions set forth in Sections 10.1, 16.11 and 16.12 of the Amended and Restated Limited Liability Company Agreement.
2.    Acceptance by the Company. The Company hereby (i) accepts New Member’s agreement to be bound by the Amended and Restated Limited Liability Company Agreement and to become a party thereto; and (ii) agrees that New Member shall have all such rights provided under the Amended and Restated Limited Liability Company Agreement to [Class A Members/Class B Members] and Members generally. Schedule I to the Amended and Restated Limited Liability Company Agreement shall be amended and restated to include New Member thereon, and such schedule shall be included in the Company Register.

3.    Intended Beneficiaries; Successors and Assigns. This Joinder is hereby executed by New Member for the benefit of the Company and the Members, and the Company, Members and their successors, assigns and legal representatives shall be entitled to rely upon and enforce the provisions of this Joinder and the agreements of New Member hereunder. This Joinder shall be binding upon and inure to the benefit of New Member and New Member’s successors, assigns, heirs and legal representatives.
4.    Interpretation. The headings preceding the text of Sections of this Joinder are for convenience only and shall not be deemed part of this Joinder or be given any effect in interpreting this Joinder.
5.    Counterparts. This Joinder may be executed in separate counterparts (including by means of telecopied, facsimile or electronic pdf signature pages) each of which shall be an original and all of which taken together shall constitute one and the same Joinder.
6.    Governing Law. The Act shall govern all questions arising under this Joinder concerning the relative rights of the Company and its Members. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.
7.    Spousal Consent. If New Member is a natural person, New Member shall cause his or her spouse, if any, to enter into a Spousal Consent substantially in the form attached hereto as Schedule I.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

In Witness Whereof, the parties hereto have duly executed this Joinder as of the date first above written.

Company:

Optimal Blue Holdco, LLC
By:
Name:
Title:

New Member:

[Name]

SIGNATURE PAGE TO JOINDER AGREEMENT TO
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
OPTIMAL BLUE HOLDCO, LLC

Exhibit A

New Member	Number of [Class A Units/Class B Units]

Schedule I
FORM OF SPOUSAL CONSENT
I, _______________, spouse of ______________________, do hereby certify, acknowledge and agree as follows:
1.    I have read and approve each and every provision set forth in the Second Amended and Restated Limited Liability Agreement of Optimal Blue Holdco, LLC (the “Company” and such agreement, including any joinder thereto, the “Agreement”).
2.    I accept and agree to be bound by the Agreement in all respects and in lieu of each other interest I may have in the Company, whether that interest may be community property or quasi-community property under the laws relating to marital property in effect in the state of our residence as of the date of the signing of the Agreement.
3.    I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights under the Agreement.
4.    I hereby consent to any amendments or modifications to the Agreement that are consented to, executed by or otherwise binding upon my spouse.
Dated: __________________, 20[__]

[Signature]

[Please Print Your Name]

Exhibit C
COMPANY INCENTIVE PLAN